                                                                  Exhibit 10.1

          CREDIT AGREEMENT, dated as of June 16, 1999, among Motor Coach Industries International, Inc., a Delaware corporation ("PARENT"), Transportation Manufacturing Operations, Inc., a Delaware corporation (the "BORROWER"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "LENDERS"), The Bank of Nova Scotia, as Syndication Agent (in such capacity, the "SYNDICATION AGENT"), General Electric Capital Corporation, as Documentation Agent (in such capacity, the "DOCUMENTATION AGENT"), and Canadian Imperial Bank of Commerce ("CIBC"), as administrative agent.

          The parties hereto hereby agree as follows:

                           SECTION 1.  DEFINITIONS

          1.1 DEFINED TERMS. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this
Section 1.1.

          "ABR": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "PRIME RATE" shall mean the rate of interest per annum publicly announced from time to time by the Reference Lender as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Reference Lender in connection with extensions of credit to debtors). Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

          "ABR LOANS": Loans the rate of interest applicable to which is based upon the ABR.

          "ACQUISITION": any acquisition, whether in a single transaction or series of related transactions, by the Borrower or any one or more of its Subsidiaries of (a) all or a substantial part of the assets, or of a business unit or division, of any Person, whether through purchase of assets or securities, by merger or otherwise; or (b) any Person that becomes a Subsidiary after giving effect to such acquisition.

          "ADJUSTMENT DATE":  as defined in the Pricing Grid.

          "ADMINISTRATIVE AGENT": CIBC, together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

          "AFFILIATE": as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

          "AGENTS": the collective reference to the Administrative Agent, the Syndication Agent and the Documentation Agent.

          "AGGREGATE EXPOSURE": with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender's Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender's Term Loans and (ii) the amount of such Lender's Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender's Revolving Extensions of Credit then outstanding.

          "AGGREGATE EXPOSURE PERCENTAGE": with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender's Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

          "AGREEMENT": this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

          "APPLICABLE MARGIN": for each Type of Loan, the rate per annum set forth under the relevant column heading below:

                              ABR Loans      Eurodollar Loans
                              ---------      ----------------
     Revolving Loans and
     Swingline Loans            1.75%        2.75%
     Term Loans                 2.25%        3.25%


PROVIDED, that on and after the first Adjustment Date occurring after the completion of two full fiscal quarters of the Borrower after the Closing Date and so long as no Event of Default shall have occurred and is then continuing, the Applicable Margin with respect to Revolving Loans, Swingline Loans and Term Loans will be determined pursuant to the Pricing Grid.

          "APPLICATION": an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

          "ASSET SALE": any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by Section
7.5 (other than clauses (f) and (j) thereof) that yields gross proceeds to Parent, the Borrower or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $500,000.

          "ASSIGNEE":  as defined in Section 11.6(c).

          "ASSIGNOR":  as defined in Section 11.6(c).

          "AVAILABLE REVOLVING COMMITMENT": as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender's Revolving Commitment OVER (b) such Lender's Revolving Extensions of Credit; PROVIDED, that in calculating any Lender's Revolving Extensions of Credit for the purpose of determining such Lender's Available Revolving Commitment pursuant to Section 2.8(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

          "BASE CAPEX AMOUNT":  as defined in Section 7.7.

          "BOARD": the Board of Governors of the Federal Reserve System of the United States (or any successor).

          "BORROWING DATE": any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

          "BUSINESS":  as defined in Section 4.17.

          "BUSINESS DAY": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, PROVIDED, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

          "CAPITAL EXPENDITURES": for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

          "CAPITAL LEASE OBLIGATIONS": as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

          "CAPITAL STOCK": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

          "CASH EQUIVALENTS": (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Services or Moody's Investors Service, Inc.; (c) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000; (d) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 by Standard & Poor's Ratings Services or P-1 by Moody's
Investors Service, Inc.; and (e) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (a) through (d) above.

          "CIBC":  as defined in the preamble.

          "CLOSING DATE": the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is June 16, 1999.

          "CODE": the Internal Revenue Code of 1986, as amended from time to time.

          "COLLATERAL": all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

          "COMMITMENT": as to any Lender, the sum of the Term Commitment and the Revolving Commitment of such Lender.

          "COMMITMENT FEE RATE": 1/2 of 1% per annum; PROVIDED, that on and after the first Adjustment Date occurring after the completion of two full fiscal quarters of the Borrower after the Closing Date and so long as no Event of Default shall have occurred and is then continuing, the Commitment Fee Rate will be determined pursuant to the Pricing Grid.

          "COMMONLY CONTROLLED ENTITY": an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

          "COMPLIANCE CERTIFICATE": a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

          "CONFIDENTIAL INFORMATION MEMORANDUM": the Confidential Information Memorandum dated May 1999 and furnished to the Lenders.

          "CONSOLIDATED CURRENT ASSETS": at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption "total current assets" (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

          "CONSOLIDATED CURRENT LIABILITIES": at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption "total current liabilities" (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Borrower and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans or Swingline Loans to the extent otherwise included therein.

          "CONSOLIDATED EBITDA": for any period, Consolidated Net Income for such period PLUS, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of
(a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary losses, non-recurring cumulative effects of accounting changes (to the extent reflected as a charge in the statement of such Consolidated Net Income) and, without duplication, non-recurring or unusual losses and all restructuring charges (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business), (f) any other non-cash charges (other than any non-cash item requiring an accrual or reserve for cash disbursements in any future period) and (g) any non-cash charges attributable to applying the purchase method of accounting in accordance with GAAP, and MINUS, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary gains, non-recurring cumulative effects of accounting changes (to the extent included as an addition to such Consolidated Net Income for such period) and, without duplication, non-recurring or unusual gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (c) any other non-cash income (other than any non-cash item which represents a reversal of an accrual or reserve initially recorded in anticipation of a cash disbursement to be made in a future period), all as determined on a consolidated basis and (d) the corporate overhead expenses of Parent paid by the Borrower to Parent pursuant to Section 7.6(c)(i).

          "CONSOLIDATED FIXED CHARGE COVERAGE RATIO": for any period, the ratio of (a) Consolidated EBITDA for such period less the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such period on account of Capital Expenditures to (b) Consolidated Fixed Charges for such period; PROVIDED, that the Borrower shall have the option at one time during the term of this Agreement to elect that during the Measurement Period Consolidated EBITDA for purposes of determining compliance with the covenants contained in Section
7.1 be computed in accordance with the Covenant Smoothing Method.

          "CONSOLIDATED FIXED CHARGES": for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period and (b) scheduled payments made during such period on account of principal of Indebtedness of the Borrower or any of its Subsidiaries (including scheduled principal payments in respect of the Term Loans).

          "CONSOLIDATED INTEREST COVERAGE RATIO":  for any period, the ratio of
(a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period; PROVIDED, that the Borrower shall have the option at one time during the term of this Agreement to elect that during the Measurement Period Consolidated EBITDA for purposes of determining compliance with the covenants contained in Section 7.1 be computed in accordance with the Covenant Smoothing Method.

          "CONSOLIDATED INTEREST EXPENSE": for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Protection Agreements to the extent such net costs are allocable to such period in accordance with GAAP), minus net payments received during such period under Interest Rate Protection Agreements and minus interest income.

          "CONSOLIDATED NET INCOME": for any period, the consolidated net income (or loss) of Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; PROVIDED that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

          "CONSOLIDATED SENIOR LEVERAGE RATIO": as at the last day of any period, the ratio of (a) the difference between (i) (x) Consolidated Total Debt on such day (other than the aggregate principal amount of Revolving Extensions of Credit outstanding on such day) PLUS (y) the average daily principal amount of the Revolving Extensions of Credit outstanding during the period of four fiscal fiscal quarters ending on such day and (ii) the aggregate then outstanding principal amount of Subordinated Indebtedness to (b) Consolidated EBITDA for such period; PROVIDED, that the Borrower shall have the option at one time during the term of this Agreement to elect that during the Measurement Period Consolidated EBITDA for purposes of determining compliance with the covenants contained in Section 7.1 be computed in accordance with the Covenant Smoothing Method.

          "CONSOLIDATED TOTAL DEBT": at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP (other than Indebtedness in respect of letters of credit backing obligations which do not constitute Indebtedness).

          "CONSOLIDATED TOTAL LEVERAGE RATIO": as at the last day of any period, the ratio of (a) (i) Consolidated Total Debt on such day (other than the aggregate principal amount of Revolving Extensions of Credit outstanding on such day) PLUS (ii) the average daily principal amount of the Revolving Extensions of Credit outstanding during the period of four fiscal fiscal quarters ending on such day to (b) Consolidated EBITDA for such period; PROVIDED, that the Borrower shall have the option at one time during the term of this Agreement to elect that during the Measurement Period Consolidated EBITDA for purposes of determining compliance with the covenants contained in Section 7.1 be computed in accordance with the Covenant Smoothing Method.

          "CONSOLIDATED WORKING CAPITAL": at any date, the excess of Consolidated Current Assets on such date OVER Consolidated Current Liabilities on such date.

          "CONTINUING DIRECTORS": during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Borrower has been approved by the Permitted Investors or a majority of the directors then still in office who either were directors at the beginning of such period or whose election or recommendation for election was previously so approved).

          "CONTRACTUAL OBLIGATION": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

          "CONTROL INVESTMENT AFFILIATE": as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, "control" of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

          "COVENANT SMOOTHING DATE": the date selected by the Borrower as the date on which Consolidated EBITDA shall begin, for purposes of determining compliance with the covenants contained in Section 7.1, to be computed in accordance with the Covenant Smoothing Method.

          "COVENANT SMOOTHING METHOD": at any date of measurement of the covenants contained in Section 7.1, the average of Consolidated EBITDA for each of the consecutive non-overlapping four-fiscal quarter periods ended during the Reference Period, with Consolidated EBITDA for any fiscal quarters ending prior to the Closing Date being the amounts set forth on Schedule 1.1C.

          "DEFAULT": any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

          "DISPOSITION": with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms "DISPOSE" and "DISPOSED OF" shall have correlative meanings.

          "DOLLARS" and "$": dollars in lawful currency of the United States of America.

          "DOMESTIC SUBSIDIARY": any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States of America.

          "ECF PERCENTAGE": 75%; PROVIDED, that, with respect to each fiscal year of the Borrower ending on or after December 31, 2000, the ECF Percentage shall be reduced to 50% if the Consolidated Total Leverage Ratio as of the last day of such fiscal year is not greater than 3.75 to 1.0; PROVIDED, further that, notwithstanding the foregoing, during the Measurement Period the ECF Percentage shall be 100%.

          "ENVIRONMENTAL LAWS": any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

          "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "EUROCURRENCY RESERVE REQUIREMENTS": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

          "EURODOLLAR BASE RATE": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Dow Jones Markets screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Dow Jones Markets screen (or otherwise on such screen), the "EURODOLLAR BASE RATE" shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

          "EURODOLLAR LOANS": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

          "EURODOLLAR RATE": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                                 EURODOLLAR BASE RATE
                         -----------------------------------
                       1.00 - Eurocurrency Reserve Requirements

          "EURODOLLAR TRANCHE": the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

          "EVENT OF DEFAULT": any of the events specified in Section 8, PROVIDED that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

          "EXCEPTED GUARANTEE OBLIGATIONS":  as defined in Section 7.2(e).

          "EXCEPTED INDEBTEDNESS":  as defined in Section 7.2(b).

          "EXCEPTED INVESTMENTS":  as defined in Section 7.8(e).

          "EXCESS CASH FLOW": for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, and (iv) an amount equal to the aggregate net non-cash loss on the Disposition of property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income OVER (b) the sum, without duplication, of (i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness Incurred in connection with such expenditures), (iii) the aggregate amount of all prepayments of Revolving Loans and Swingline Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Commitments and all optional prepayments of the Term Loans during such fiscal year, (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including, without limitation, the Term Loans) of the Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) increases in Consolidated Working Capital for such fiscal year, and (vi) an amount equal to the aggregate net non-cash gain on the Disposition of property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income.

          "EXCESS CASH FLOW APPLICATION DATE":  as defined in Section 2.11(b).

          "EXCLUDED FOREIGN SUBSIDIARY": any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.

          "EXPENDITURE USE AMOUNTS": at any date, the amount equal to the sum of (a) the principal amount of Indebtedness Incurred by the Borrower and its Subsidiaries in reliance on Section 7.2(h) as of such date, except to the extent that the aggregate outstanding principal amount of such Indebtedness on such date does not exceed $10,000,000, (b) the amount of all dividends paid by the Borrower in reliance on Section 7.6(d), except to the extent that the aggregate amount of all such dividends paid since the Closing Date does not exceed the amounts set forth in clauses (i) and (ii) thereof, (c) all amounts utilized by the Borrower or any of its Subsidiaries to finance Capital Expenditures, other than Capital Expenditures which are not in excess of the Base CapEx Amount for the relevant fiscal year and any permitted rollovers to such fiscal year of unused amounts from the prior fiscal year and (d) all amounts utilized by the Borrower and its Subsidiaries to finance Investments permitted pursuant to
Section 7.8(k), except to the extent that the aggregate amount of all such Investments (valued at cost) made since the Closing Date does not exceed $15,000,000.

          "FACILITY": each of (a) the Term Commitments and the Term Loans made thereunder (the "TERM FACILITY") and (b) the Revolving Commitments and the extensions of credit made thereunder (the "REVOLVING FACILITY").

          "FEDERAL FUNDS EFFECTIVE RATE": for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Reference Lender from three federal funds brokers of recognized standing selected by it.

          "FOREIGN SUBSIDIARY": any Subsidiary of the Borrower that is not a Domestic Subsidiary.

          "FUNDED DEBT": as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including, without limitation, all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

          "FUNDING OFFICE":  the office of the Administrative Agent specified in
Section 11.2.

          "GAAP": generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board and the rules and regulations of the Securities and Exchange Commission, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, that are applicable to the circumstances of the Borrower as of the date of determination, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered pursuant to Section 4.1(b). In the event that any "Accounting Change" (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower's financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. "Accounting Changes" refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchang Commission (or successors thereto or agencies with similar functions).

          "GOVERNMENTAL AUTHORITY": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including, without limitation, the National Association of Insurance Commissioners).

          "GRUPO DINA": Consorcio G Grupo Dina, S.A. de C.V., a Mexican corporation.

          "GUARANTEE AND COLLATERAL AGREEMENT": the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

          "GUARANTEE OBLIGATION": as to any Person (the "GUARANTEEING PERSON"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "PRIMARY OBLIGATIONS") of any other third Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; PROVIDED, HOWEVER, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.
The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

          "GUARANTORS": the collective reference to Parent and the Subsidiary Guarantors.

          "INACTIVE SUBSIDIARIES": the direct and indirect Subsidiaries of Parent listed on Schedule 4.15 under the caption "Inactive Subsidiaries".

          "INCUR": as defined in Section 7.2; and the terms "INCURRED" and "INCURRENCE" shall have correlative meanings.

          "INDEBTEDNESS":  of any Person at any date, without duplication,
(a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above; (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; and (j) for the purposes of Section 8(e) only, all obligations of such Person in respect of Interest Rate Protection Agreements.

          "INSOLVENCY": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

          "INSOLVENT":  pertaining to a condition of Insolvency.

          "INTELLECTUAL PROPERTY": the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

          "INTEREST PAYMENT DATE": (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof.

          "INTEREST PERIOD": as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; PROVIDED that, all of the foregoing provisions relating to Interest Periods are subject to the following:

               (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

               (ii) any Interest Period that would otherwise extend beyond the Scheduled Revolving Termination Date or beyond the date final payment is due on the Term Loans shall end on the Revolving Termination Date or such due date, as applicable;

               (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

               (iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

          "INTEREST RATE PROTECTION AGREEMENT": any interest rate protection agreement, interest rate futures contract, interest rate option, interest rate cap or other interest rate hedge arrangement, to or under which the Borrower or any of its Subsidiaries is a party or a beneficiary on the date hereof or becomes a party or a beneficiary after the date hereof.

          "INVESTMENT AGREEMENT": the Investment Agreement, dated as of June 16, 1999, among the Sponsor, certain other investors and Grupo Dina, pursuant to which the Sponsor has agreed to make the Purchase.

          "INVESTMENTS":  as defined in Section 7.8.

          "IPO": the initial underwritten public offering by MCII Holdings of common stock of MCII Holdings pursuant to a registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended.

          "ISSUING LENDER": CIBC, in its capacity as issuer of any Letter of Credit.

          "L/C COMMITMENT":  $40,000,000.

          "L/C FEE PAYMENT DATE": the last day of each March, June, September and December and the last day of the Revolving Commitment Period.

          "L/C OBLIGATIONS": at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

          "L/C PARTICIPANTS": the collective reference to all the Revolving Lenders other than the Issuing Lender.

          "LETTERS OF CREDIT":  as defined in Section 3.1(a).

          "LIEN": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

          "LOAN":  any loan made by any Lender pursuant to this Agreement.

          "LOAN DOCUMENTS":  this Agreement, the Security Documents and the
Notes.

          "LOAN PARTIES": Parent, the Borrower and each Subsidiary of the Borrower that is a party to a Loan Document.

          "MAJORITY FACILITY LENDERS": with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

          "MAJORITY REVOLVING FACILITY LENDERS": the Majority Facility Lenders in respect of the Revolving Facility.

          "MATERIAL ADVERSE EFFECT": a material adverse effect on (a) the Restructuring, (b) the Refinancing, (c) the Purchase, (d) the business, property, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (e) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

          "MATERIALS OF ENVIRONMENTAL CONCERN": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

          "MCII HOLDINGS": MCII Holdings (USA), Inc., a Delaware corporation and the parent company of Parent.

          "MEASUREMENT PERIOD": the period commencing on the Covenant Smoothing Date and ending on (and including) the date which is 18 months thereafter or any earlier date specified by the Borrower.

          "MORTGAGED PROPERTIES": the real properties listed on Schedule 1.1B, as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

          "MORTGAGES": each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), as the same may be amended, supplemented or otherwise modified from time to time.

          "MULTIEMPLOYER PLAN": a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          "NET CASH PROCEEDS": (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys' fees, accountants' fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions attributable to the asset that is the subject of such Asset Sale or Recovery Event) and (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

          "NON-EXCLUDED TAXES":  as defined in Section 2.19(a).

          "NON-U.S. LENDER":  as defined in Section 2.19(b).

          "NOTES": the collective reference to any promissory note evidencing Loans.

          "OBLIGATIONS": the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender (or, in the case of Interest Rate Protection Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Interest Rate Protection Agreement entered into with any Lender or any affiliate of any Lender or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

          "PAPER": leases, instruments and chattel paper received by the Borrower or its Subsidiaries in consideration for the transfer or lease of buses.

          "PARTICIPANT":  as defined in Section 11.6(b).

          "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

          "PERMITTED ACQUISITIONS":  as defined in Section 7.8(f).

          "PERMITTED EXPENDITURE AMOUNT":  at any date, the amount equal to
(a) the Qualified Net Cash Equity Proceeds of any issuance of Capital Stock of the Borrower after the Closing Date MINUS (b) the aggregate amount of Expenditure Use Amounts as of such date.

          "PERMITTED INVESTORS": the collective reference to the Sponsor, its Control Investment Affiliates and any other holders of common stock of MCII Holdings on the Closing Date.

          "PERSON": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

          "PLAN": at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in
Section 3(5) of ERISA.

          "PLEDGE AGREEMENTS": the collective reference to (a) the Trust Agreement, dated June 16, 1999, entered into by the Borrower, as pledgor, the Administrative Agent, as beneficiary and Banco Inbursa, S.A., as trustee, relating to the pledge of 65% of the Capital Stock of Dina Autobuses, S.A. de C.V. and (b) the Pledge Agreement, dated June 16, 1999, by the Borrower, as pledgor, in favor of the Administrative Agent, relating to the pledge of 65% of the Capital Stock of MCIL Holdings, Ltd. and TMO Holdings of Canada, Ltd.

          "PRICING GRID":  the pricing grid attached hereto as Annex A.

          "PRO FORMA BALANCE SHEET":  as defined in Section 4.1(a).

          "PROJECTIONS":  as defined in Section 6.2(c).

          "PROPERTIES":  as defined in Section 4.17.

          "PURCHASE":  as defined in Section 5.1(b)(iii).

          "PURCHASE PRICE": with respect to any Acquisition, the sum (without duplication) of (a) the amount of cash paid by the Borrower and its Subsidiaries in connection with such Acquisition (including, without limitation or duplication, the Net Cash Proceeds from any Capital Stock issued to finance such Acquisition), (b) the value (as determined for purposes of such Acquisition in accordance with the applicable acquisition agreement) of all Capital Stock of the Borrower issued or given as consideration in connection with such Acquisition, (c) the principal amount (or, if less, the accreted value) at the time of such Acquisition of all Indebtedness incurred, assumed or acquired by Borrower and its Subsidiaries in connection with such Acquisition, (d) all additional purchase price amounts in connection with such Acquisition in the form of earnouts, deferred purchase price and other contingent obligations that should be recorded as a liability on the balance sheet of the Borrower and its Subsidiaries in accordance with GAAP, Regulation S-X under the Securities Act of 1933, as amended, or any other rule or regulation of the United States Securities and Exchange Commission, (e) all amounts paid by the Borrower and its Subsidiaries in respect of covenants not to compete, consulting agreements and other affiliated contracts in connection with such Acquisition, and (f) the aggregate fair market value of all other consideration given by the Borrower and its Subsidiaries in connection with such Acquisition.

          "QUALIFIED NET CASH EQUITY PROCEEDS": the Net Cash Proceeds of any offering of, or capital contribution in respect of, Capital Stock of the Borrower so long as such Capital Stock is not mandatorily redeemable prior to the maturity of the Loans and does not provide for the mandatory payment of any dividends or distributions thereon during the term of this Agreement.

          "QUALIFIED SECURITIZATION TRANSACTION" means any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries may sell, convey or otherwise transfer pursuant to customary terms to (a) a Securitization Entity or to the Borrower which subsequently transfers to a Securitization Entity (in the case of a transfer by the Borrower or any of its Subsidiaries) and (b) any other Person (in the case of transfer by a Securitization Entity), or may grant a security interest in any accounts receivable (whether now existing or arising or acquired in the future) of the Borrower or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

          "RECOVERY EVENT": any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of Parent, the Borrower or any of its Subsidiaries.

          "REFERENCE LENDER":  CIBC.

          "REFERENCE PERIOD": with respect to any date, means the period of three fiscal years of the Borrower ending on such date.

          "REFINANCING":  as defined in Section 5.1(b)(ii).

          "REFUNDED SWINGLINE LOANS":  as defined in Section 2.7.

          "REFUNDING DATE":  as defined in Section 2.7.

          "REGISTER":  as defined in Section 11.6(d).

          "REGULATION U": Regulation U of the Board as in effect from time to time.

          "REIMBURSEMENT OBLIGATION": the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

          "REINVESTMENT DEFERRED AMOUNT": with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by Parent, the Borrower or any of its Subsidiaries in connection therewith that are not applied to prepay the Term Loans or reduce the Revolving Commitments pursuant to Section 2.11(a) as a result of the delivery of a Reinvestment Notice.

          "REINVESTMENT EVENT": any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

          "REINVESTMENT NOTICE": a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business.

          "REINVESTMENT PREPAYMENT AMOUNT": with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets useful in the Borrower's or a Subsidiary's business.

          "REINVESTMENT PREPAYMENT DATE": with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or cause its Subsidiary to acquire assets useful in the Borrower's or such Subsidiary's business with all or any portion of the relevant Reinvestment Deferred Amount.

          "RELATED FUND": with respect to any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

          "REORGANIZATION": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

          "REPORTABLE EVENT": any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. Section 4043.

          "REQUIRED LENDERS": the holders of more than 50% of (a) until the Closing Date, the Commitments and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans and (ii) the Total Revolving Commitments or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit.

          "REQUIREMENT OF LAW": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "RESPONSIBLE OFFICER": the chief executive officer, president, chief financial officer or senior vice president of finance of the Borrower.

          "RESTRICTED PAYMENTS":  as defined in Section 7.6.

          "RESTRUCTURING":  as defined in Section 5.1(b)(i).

          "REVOLVING COMMITMENT": as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading "Revolving Commitment" opposite such Lender's name on Schedule 1.1A, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments is $112,000,000.

          "REVOLVING COMMITMENT PERIOD": the period from and including the Closing Date to the Revolving Termination Date.

          "REVOLVING EXTENSIONS OF CREDIT": as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans made by such Lender then outstanding, (b) such Lender's Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender's Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

          "REVOLVING LENDER": each Lender that has a Revolving Commitment or that holds Revolving Loans.

          "REVOLVING LOANS":  as defined in Section 2.4.

          "REVOLVING PERCENTAGE": as to any Revolving Lender at any time, the percentage which such Lender's Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding).

          "REVOLVING TERMINATION DATE": the earlier of (a) the Scheduled Revolving Termination Date and (b) the date on which the Revolving Commitments shall terminate as provided herein.

          "SCHEDULED REVOLVING TERMINATION DATE":  June 16, 2005.

          "SECURITIZATION ENTITY": a Wholly Owned Subsidiary of the Borrower (or another Person in which the Borrower or any Subsidiary of the Borrower makes an investment and to which the Borrower or any Subsidiary of the Borrower transfers accounts receivable or equipment and related assets) which engages in no activities other than in connection with the financing of accounts receivable or equipment and which is designated by the Board of Directors of the Borrower (as provided below) as a Securitization Entity (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any Subsidiary of the Borrower (other than the Securitization Entity) (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) other than pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates the Borrower or any Subsidiary of the Borrower (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Borrower or any Subsidiary of the Borrower (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and other than any interest in the accounts receivable or equipment and related assets being financed (whether in the form of an equity interest in such assets or subordinated indebtedness payable primarily from such financed assets) retained or acquired by the Borrower or any Subsidiary of the Borrower, (b) with which neither the Borrower nor any Subsidiary of the Borrower has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and (c to which neither the Borrower nor any Subsidiary of the Borrower has any obligation to maintain or preserve such entity=s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by delivering to the Administrative Agent a certified copy of the resolution of the Board of Directors of the Borrower giving effect to such designation and an officer=s certificate certifying that such designation complied with the foregoing conditions.

          "SECURITY DOCUMENTS": the collective reference to the Guarantee and Collateral Agreement, the Mortgages, the Pledge Agreements and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

          "SENIOR NOTE":  as defined in Section 5.1(b)(iii).

          "STANDARD SECURITIZATION UNDERTAKINGS": representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower which are reasonably customary in an accounts receivable securitization transaction.

          "SENIOR SUBORDINATED NOTE INDENTURE": the Indenture entered into by the Borrower and certain of its Subsidiaries in connection with the issuance of the Senior Subordinated Notes, together with all instruments and other agreements entered into by the Borrower or such Subsidiaries in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.9.

          "SENIOR SUBORDINATED NOTES": the subordinated notes of the Borrower issued pursuant to the Senior Subordinated Note Indenture.

          "SINGLE EMPLOYER PLAN": any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

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                                                                              22

          "SOLVENT": when used with respect to any Person, means that, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors,
(b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim", and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

          "SPECIFIED CHANGE OF CONTROL": a "Change of Control" as defined in the Senior Subordinated Note Indenture.

          "SPONSOR":  Joseph Littlejohn & Levy, Inc..

          "SUBORDINATED INDEBTEDNESS": the collective reference to the Senior Subordinated Notes and any other Indebtedness of Parent or any of its Subsidiaries which by its terms is subordinated to the Obligations and the obligations of the Subsidiary Guarantors under the Guarantee and Collateral Agreement, as the case may be, to at least the same extent as the Senior Subordinated Notes are subordinated to the Obligations and the guarantees of the Senior Subordinated Notes are subordinated to the obligations of the Subsidiary Guarantors under the Guarantee and Collateral Agreement.

          "SUBSIDIARY": as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

          "SUBSIDIARY GUARANTOR": each Subsidiary of the Borrower other than any Excluded Foreign Subsidiary and any Inactive Subsidiary.

          "SUPERMAJORITY REVOLVING FACILITY LENDERS": the holders of more than 75% of the aggregate unpaid principal amount of the Total Revolving Extensions of Credit (or, prior to any termination of the Revolving Commitments, the holders of more than 75% of the Total Revolving Commitments).

          "SWINGLINE COMMITMENT": the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $5,000,000.

          "SWINGLINE LENDER": CIBC, in its capacity as the lender of Swingline Loans.

          "SWINGLINE LOANS":  as defined in Section 2.6.

          "SWINGLINE PARTICIPATION AMOUNT":  as defined in Section 2.7.

          "TAX SHARING AGREEMENT": the Tax Sharing Agreement, dated as of June 16, 1999, among Parent and the Borrower.

          "TERM COMMITMENT": as to any Term Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading "Term Commitment" opposite such Lender's name on Schedule 1.1A. The original aggregate amount of the Term Commitments is $333,000,000.

          "TERM LENDER": each Lender that has a Term Commitment or that holds a Term Loan.

          "TERM LOAN":  as defined in Section 2.1.

          "TERM PERCENTAGE": as to any Lender at any time, the percentage which such Lender's Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender's Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

          "TOTAL REVOLVING COMMITMENTS": at any time, the aggregate amount of the Revolving Commitments then in effect.

          "TOTAL REVOLVING EXTENSIONS OF CREDIT": at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

          "TRANSFEREE":  any Assignee or Participant.

          "TYPE":  as to any Loan, its nature as an ABR Loan or a Eurodollar
Loan.

          "U.S. TAXES":  as defined in Section 11.6(d).

          "WHOLLY OWNED SUBSIDIARY": as to any Person, any other Person all of the Capital Stock of which (other than directors' qualifying shares required by law or similar legal requirements) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

          "WHOLLY OWNED SUBSIDIARY GUARANTOR": any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

          1.2 OTHER DEFINITIONAL PROVISIONS. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

          (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto,
(i) accounting terms relating to Parent, the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP and (ii) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, accounts and contract rights.

          (c) For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a "Determination Period") pursuant to any determination of the Consolidated Total Leverage Ratio or the Consolidated Senior Leverage Ratio, (i) if at any time during such Determination Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Determination Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Determination Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Determination Period and (ii) if during such Determination Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Determination Period shall be calculated after giving PRO FORMA effect thereto as if such Material Acquisition occurred on the first day of such Determination Period. As used in this paragraph, "Material Acquisition" means any Acquisition that involves the payment of consideration by the Borrower and its Subsidiaries in excess of $1,000,000; and "Material Disposition" means any Disposition (other than any Disposition in the ordinary course of business) of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $1,000,000.

          (d) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                   SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS

          2.1 TERM COMMITMENTS. Subject to the terms and conditions hereof, each Term

Lender severally agrees to make a term loan (a "TERM LOAN") to the Borrower on the Closing Date in an amount equal to the amount of the Term Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12.

          2.2 PROCEDURE FOR TERM LOAN BORROWING. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Term Lenders make the Term Loans on the Closing Date. The Term Loans made on the Closing Date shall initially be ABR Loans and, unless otherwise agreed by the Administrative Agent in its sole discretion, no Term Loan may be converted into or continued as a Eurodollar Loan prior to the date that is 60 days after the Closing Date. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent or another account designated by the Borrower to the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

          2.3 REPAYMENT OF TERM LOANS. The Term Loan of each Lender shall mature in 28 consecutive quarterly installments payable on each September 30, December 31, March 31 and June 30 of each year (other than the final installment which shall be due on June 16, 2006), commencing on September 30, 1999 and concluding on June 16, 2006, each of which shall be in an amount equal to such Lender's Term Percentage multiplied by $832,500, in the case of the first 27 of such installments, and $310,522,500, in the case of the final installment.

          2.4 REVOLVING COMMITMENTS. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans ("REVOLVING LOANS") to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender's Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender's Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.12, PROVIDED that no Revolving Loan shall be made as a Eurodollar Loan with an Interest Period which ends after the Revolving Termination Date.

          (b) The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

          2.5  PROCEDURE FOR REVOLVING LOAN BORROWING.   The Borrower may
borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, PROVIDED that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of Revolving Loans to be borrowed,
(ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. No Revolving Loans shall be required to be made on the Closing Date and, unless otherwise agreed by the Administrative Agent in its sole discretion, no Revolving Loan may be made as, converted into or continued as a Eurodollar Loan prior to the date that is 60 days after the Closing Date. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; PROVIDED, that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its PRO RATA share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office or another account designated by the Borrower to the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

          2.6 SWINGLINE COMMITMENT. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans ("SWINGLINE LOANS") to the Borrower; PROVIDED that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender's other outstanding Revolving Loans hereunder, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.

          (b) The Borrower shall repay all outstanding Swingline Loans on the Revolving Termination Date.

          2.7 PROCEDURE FOR SWINGLINE BORROWING; REFUNDING OF SWINGLINE LOANS. (a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent or such other account designated by the Borrower to the Administrative Agent on such Borrowing Date in immediately available funds.

          (b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day's notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender's Revolving Percentage of the aggregate amount of the Swingline Loans (the "REFUNDED SWINGLINE LOANS") outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower's accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

          (c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b) (the "REFUNDING DATE"), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the "SWINGLINE PARTICIPATION AMOUNT") equal to (i) such Revolving Lender's Revolving Percentage TIMES (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

          (d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender's Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender's PRO RATA portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); PROVIDED, HOWEVER, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

          (e) Each Revolving Lender's obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to
Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

          2.8 COMMITMENT FEES, ETC. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Termination Date, commencing on the first of such dates to occur after the date hereof.

          (b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent.

          2.9 TERMINATION OR REDUCTION OF REVOLVING COMMITMENTS. The Borrower shall have the right, upon not less than three Business Days' notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; PROVIDED that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

          2.10 OPTIONAL PREPAYMENTS. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; PROVIDED, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.20. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

          2.11 MANDATORY PREPAYMENTS AND COMMITMENT REDUCTIONS. (a) If on any date Parent, the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 2.11(c); PROVIDED, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 2.11(c); PROVIDED, FURTHER, that the aggregate amount of mandatory prepayments under this paragraph (a) as a result of Asset Sales permitted under Section 7.5(f) in respect of a Qualified Securitization Transaction shall not exceed the maximum amount of outstanding receivables subject to such Qualified Securitization Transaction on the date of testing or any date prior thereto.

          (b) If, for the period beginning on the Closing Date and ending December 31, 1999 and for any fiscal year of the Borrower commencing thereafter, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply the ECF Percentage of such Excess Cash Flow toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 2.11(c). Each such prepayment and commitment reduction shall be made on a date (an "EXCESS CASH FLOW APPLICATION DATE") no later than five Business Days after the earlier of
(i) the date on which the financial statements of the Borrower referred to in
Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

          (c) Amounts to be applied in connection with prepayments and Commitment reductions made pursuant to Section 2.11 shall be applied, FIRST, to the prepayment of the Term Loans (in accordance with Section 2.17(b)) and, SECOND, to reduce permanently the Revolving Commitments. Any such reduction of the Revolving Commitments shall be accompanied by prepayment of the Revolving Loans and/or Swingline Loans to the extent, if any, that the Total

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                                                                              30

Revolving Extensions of Credit exceed the amount of the Total Revolving Commitments as so reduced, PROVIDED that if the aggregate principal amount of Revolving Loans and Swingline Loans then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders on terms and conditions satisfactory to the Administrative Agent. The application of any prepayment pursuant to Section 2.11 shall be made first to ABR Loans and second to Eurodollar Loans. Each prepayment of the Loans under Section 2.11 (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

          (d) Notwithstanding anything to the contrary in Section 2.11(c) or 2.17, with respect to the amount of any mandatory prepayment described in
Section 2.11(b) that is allocated to Term Loans (such amounts, the "PREPAYMENT AMOUNT"), the Borrower will, in lieu of applying such amount to the prepayment of Term Loans as provided in paragraph (c) above, on the date specified in Section 2.11 for such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent prepare and provide to each Term Lender a notice (each, a "PREPAYMENT OPTION NOTICE") as described below. As promptly as practicable after receiving such notice from the Borrower, the Administrative Agent will send to each Term Lender a Prepayment Option Notice, which shall be in the form of Exhibit G, and shall include an offer by the Borrower to prepay on the date (each a "MANDATORY PREPAYMENT DATE") that is 10 Business Days after the date of the Prepayment Option Notice, the relevant Term Loans of such Term Lender by an amount equal to the portion of the Prepayment Amount indicated in such Term Lender=s Prepayment Option Notice as being applicable to such Term Lender=s Term Loans. On the Mandatory Prepayment Date, (i) the Borrower shall pay to the relevant Term Lenders the aggregate amount necessary to prepay that portion of the outstanding relevant Term Loans in respect of which such Term Lenders have accepted prepayment pursuant to the Prepayment Option Notice and (ii) the Borrower shall be entitled to retain the portion of the Prepayment Amount not accepted by the relevant Term Lenders.

          2.12 CONVERSION AND CONTINUATION OPTIONS. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent at least two Business Days' prior irrevocable notice of such election, PROVIDED that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), PROVIDED that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

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                                                                            31


          (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, PROVIDED that no Eurodollar Loan under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations or
(ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility, and PROVIDED, FURTHER, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

          2.13 LIMITATIONS ON EURODOLLAR TRANCHES. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

          2.14 INTEREST RATES AND PAYMENT DATES. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

          (b   Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

          (c   (i) If all or a portion of the principal amount of any Loan or
Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this
Section 2.14 PLUS 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility PLUS 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility PLUS 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility PLUS 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

          (d   Interest shall be payable in arrears on each Interest Payment
Date, PROVIDED that interest accruing pursuant to paragraph (c) of this Section
2.14 shall be payable from time to time on demand.

          2.15 COMPUTATION OF INTEREST AND FEES. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

          (b   Each determination of an interest rate by the Administrative
Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a).

          2.16 INABILITY TO DETERMINE INTEREST RATE. If prior to the first day of any Interest Period:

          (a   the Administrative Agent shall have determined (which
     determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

          (b   the Administrative Agent shall have received notice from the
     Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans,
(y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the first day of such Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

          2.17 PRO RATA TREATMENT AND PAYMENTS. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made PRO RATA according to the respective Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

          (b   Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made PRO RATA according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Term Loans PRO RATA based upon the then remaining principal amount thereof; PROVIDED, that, at the Borrower's election, any such prepayment may be applied to the installments coming due within the 12-month period following the date of such prepayment. Amounts prepaid on account of the Term Loans may not be reborrowed.

          (c   Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made PRO RATA according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

          (d   All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

          (e   Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.17(e) shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower.

          (f   Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment being made hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective PRO RATA shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days of such required date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

          2.18 REQUIREMENTS OF LAW. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

               (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.19 and changes in the rate of tax on the overall net income of such Lender);

               (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

               (iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.18, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

          (b   If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction; PROVIDED that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender's intention to claim compensation therefor; and PROVIDED FURTHER that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

          (c   A certificate as to any additional amounts payable pursuant to this Section 2.18 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section 2.18 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          2.19 TAXES. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("NON-EXCLUDED TAXES") are required to be withheld or deducted from any amounts payable by the Borrower to the Administrative Agent or any Lender hereunder (i) the Borrower shall make such deductions or withholdings,
(ii) the Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, (iii) as promptly as possible after making such payment, the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of any original official receipt received by the Borrower showing such payment and (iv) the amounts payable hereunder to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender
(after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; PROVIDED, HOWEVER, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to U.S. withholding taxes that (i) are imposed at the time the Lender becomes a party to this Agreement or (ii) are attributable to the Lender's failure to comply with Section 2.19(b). If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this Section 2.19 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          (b   Each Lender (or Transferee) that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a "NON-U.S. LENDER") shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form 1001 or Form 4224, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8, an annual certificate representing that such Non-U.S. Lender is not a "bank" for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section 2.19(b), a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.19(b) that such Non-U.S. Lender is not legally able to deliver.

          2.20 INDEMNITY. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of a Eurodollar Loan after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such

Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) OVER (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section 2.20 submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          2.21 CHANGE OF LENDING OFFICE. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; PROVIDED, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and PROVIDED, FURTHER, that nothing in this Section 2.21 shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19(a).

          2.22 REPLACEMENT OF LENDERS. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to
Section 2.18 or 2.19 or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; PROVIDED that (i) such replacement does not conflict with any Requirement of Law, (ii) prior to any such replacement, such Lender shall have taken no action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Section
2.18 or 2.19, (iii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Section 2.20 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19, as the case may be, and (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

                            SECTION 3.  LETTERS OF CREDIT

          3.1 L/C COMMITMENT. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit ("LETTERS OF CREDIT") for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; PROVIDED that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of
(x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Scheduled Revolving Termination Date, PROVIDED that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

          (b   The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

          3.2 PROCEDURE FOR ISSUANCE OF LETTER OF CREDIT. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

          3.3 FEES AND OTHER CHARGES. (a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of 1/4 of 1% per annum, payable quarterly in arrears on each L/C Fee Payment Date after the Issuance Date.

          (b   In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

          3.4 L/C PARTICIPATIONS. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Revolving Percentage in the Issuing Lender's obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender's address for notices specified herein an amount equal to such L/C Participant's Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.

          (b   If any amount required to be paid by any L/C Participant to the
Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

          (c   Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its PRO RATA share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its PRO RATA share thereof; PROVIDED, HOWEVER, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

          3.5 REIMBURSEMENT OBLIGATION OF THE BORROWER. (a) The Borrower agrees to reimburse the Issuing Lender on each date on which the Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices specified herein in lawful money of the United States of America and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this Section from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 2.14(b) and (ii) thereafter, Section 2.14(c).

          (b   Each drawing under any Letter of Credit shall constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to
Section 2.5 of ABR Loans in the amount of such drawing (but without any requirement for compliance with the prior notice or minimum borrowing amount provisions of Section 2.5 or the conditions set forth in Section 5.2). The Borrowing Date with respect to such borrowing shall be the date of such drawing and each Lender shall make its Revolving Percentage of such borrowing available to the Administrative Agent on such date to be used to repay the Reimbursement Obligation created by such drawing. The application of such Loans shall satisfy the Borrower's obligations under Section 3.5(a) in the amount thereof.

          3.6  OBLIGATIONS ABSOLUTE.  The Borrower's obligations under this
Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Borrower's Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards or care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

          3.7 LETTER OF CREDIT PAYMENTS. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

          3.8 APPLICATIONS. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

                      SECTION 4.  REPRESENTATIONS AND WARRANTIES

          To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, Parent and the Borrower hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:

          4.1 FINANCIAL CONDITION. (a) The unaudited PRO FORMA consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at March 31, 1999 (including the notes thereto) (the "PRO FORMA BALANCE SHEET"), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Restructuring, the Refinancing and the Purchase, (ii) the Loans to be made and the Senior Subordinated Notes to be issued on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared in accordance with Regulation S-X under the Securities Act of 1933 based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly on a PRO FORMA basis the estimated financial position of Borrower and its consolidated Subsidiaries as at March 31, 1999, assuming that the events specified in the preceding sentence had actually occurred at such date.

          (b   The audited combined consolidated balance sheets of the Borrower and Dina Autobuses, S.A. de C.V. as at December 31, 1996, December 31, 1997 and December 31, 1998, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report (other than with respect to the financial statements for the fiscal year ended December 31, 1998 as set forth in such report) from Arthur Andersen LLP, present fairly the combined consolidated financial condition of the Borrower and Dina Autobuses, S.A. de C.V. as at such date, and the combined consolidated results of its operations and its combined consolidated cash flows for the respective fiscal years then ended. The unaudited combined consolidated balance sheet of the Borrower and Dina Autobuses, S.A. de C.V. as at March 31, 1999, and the related unaudited combined consolidated statements of income and cash flows for the three-month period ended on such date, present fairly the combined consolidated financial condition of the Borrower as at such date, and the combined consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). Except as set forth on Schedule 4.1(b), Parent, the Borrower and its Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. Except as set forth on Schedule 4.1(b), during the period from December 31, 1998 to and including the date hereof there has been no Disposition by Parent or the Borrower or any of its Subsidiaries of any material part of its business or property other than pursuant to the Restructuring.

          4.2 NO CHANGE. Since December 31, 1998 there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

          4.3 CORPORATE EXISTENCE; COMPLIANCE WITH LAW. Each of Parent, the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except where the failure to obtain such qualifications could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

          4.4 CORPORATE POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Restructuring, the Refinancing, the Purchase and the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

          4.5 NO LEGAL BAR. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of Parent, the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the

Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

          4.6 LITIGATION. Except as set forth on Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Parent or the Borrower, threatened by or against Parent, the Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

          4.7 NO DEFAULT. Neither Parent, the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

          4.8 OWNERSHIP OF PROPERTY; LIENS. Each of Parent, the Borrower and its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property or leasehold interest is subject to any Lien except as permitted by Section 7.3.

          4.9 INTELLECTUAL PROPERTY. Parent, the Borrower and each of its Subsidiaries owns, or has the right to use, all Intellectual Property necessary for the conduct of its business as currently conducted. Except as set forth on
Schedule 4.9, no material claim has been asserted against Parent, the Borrower or any of its Subsidiaries or to the best of the Borrower's knowledge any other Person and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Parent or the Borrower know of any valid basis for any such claim. The use of Intellectual Property by Parent, the Borrower and its Subsidiaries to such entities' best knowledge does not infringe on the rights of any Person in any material respect.

          4.10 TAXES. Each of Parent, the Borrower and each of its Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Parent, the Borrower or its Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of Parent and the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

          4.11 FEDERAL REGULATIONS. No part of the proceeds of any Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each

Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

          4.12 LABOR MATTERS. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against Parent, the Borrower or any of its Subsidiaries pending or, to the knowledge of Parent or the Borrower, threatened;
(b) hours worked by and payment made to employees of Parent, the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; (c) all material payments due from Parent, the Borrower or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of Parent, the Borrower or the relevant Subsidiary.

          4.13 ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA that has not been satisfied in full, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

          4.14 INVESTMENT COMPANY ACT; OTHER REGULATIONS. No Loan Party is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law that limits its ability to incur Indebtedness.

          4.15 SUBSIDIARIES. The Subsidiaries listed on Schedule 4.15 constitute all the Subsidiaries of the Borrower at the date hereof. The only Subsidiaries of the Parent are the Borrower and its Subsidiaries and MCI Flexible, Inc.

          4.16 USE OF PROCEEDS. The proceeds of the Term Loans shall be used to finance a portion of the Refinancing and to pay related fees and expenses. The proceeds of the Revolving Loans and the Swingline Loans, and the Letters of Credit, shall be used for general corporate purposes, including Permitted Acquisitions.

          4.17 ENVIRONMENTAL MATTERS. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

          (a) neither Parent, the Borrower nor any of its Subsidiaries, and to the best of their knowledge, no other Person, has stored or disposed of any Materials of Environmental Concern on, beneath or adjacent to the facilities and properties owned, leased or operated by Parent, the Borrower or any of its Subsidiaries (the "PROPERTIES"), except for inventories of such materials to be used, and wastes generated therefrom, in the ordinary course of business of Parent, the Borrower or any of its Subsidiaries (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable Environmental Laws and in a manner such that there has been no release of any such Materials of Environmental Concern into the environment);

          (b) neither Parent, the Borrower nor any of its Subsidiaries has received or is aware of any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by Parent, the Borrower or any of its Subsidiaries (the "BUSINESS"), nor does Parent or the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

          (c) Materials of Environmental Concern have not been transported or disposed of from, or generated, treated or stored at, the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law;

          (d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Parent and the Borrower, threatened, under any Environmental Law to which Parent, the Borrower or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

          (e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of Parent, the Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

          (f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

          (g) neither Parent, the Borrower nor any of its Subsidiaries has assumed any liability of any other Person under Environmental Laws.

          4.18 ACCURACY OF INFORMATION, ETC. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other written document, certificate or statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the Closing Date), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and PRO FORMA financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the date hereof, the representations and warranties contained in the Investment Agreement are true and correct in all material respects. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

          4.19 SECURITY DOCUMENTS. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 4.19(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person, except for the Liens set forth on Schedule 7.3(f); PROVIDED, however that, additional filings and recordations may be necessary with respect to Collateral consisting of Intellectual Property (i) acquired after the date hereof, and (ii) Intellectual Property which is registered or pending for registration in any foreign intellectual property registry, and the registration of all unregistered copyrights, along with appropriate recordation of Lenders' security interest in the U.S. Copyright Office may also be required to make the security interest effective against subsequent transferees of such copyright.

          (b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on
Schedule 4.19(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person.

          (c) Each of the Pledge Agreements is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. When the actions specified in each Pledge Agreement are taken, each Pledge Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person.

          4.20 SOLVENCY. Each Loan Party is, and after giving effect to the Restructuring, the Refinancing, the Purchase and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith (including, without limitation, the Senior Subordinated Notes) will be Solvent.

          4.21 SENIOR INDEBTEDNESS. The Obligations constitute "Senior Indebtedness" of the Borrower under and as defined in the Senior Subordinated
Note Indenture. The obligations of each Subsidiary Guarantor under the Guarantee and Collateral Agreement constitute "Guarantor Senior Indebtedness" of such Subsidiary Guarantor under and as defined in the Senior Subordinated Note Indenture.

          4.22 REGULATION H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

          4.23 YEAR 2000 MATTERS. Any reprogramming required to permit the proper functioning (but only to the extent that such proper functioning would otherwise be impaired by the occurrence of the year 2000) in and following the year 2000 of computer systems and other equipment containing embedded microchips, in either case owned or operated by Parent, the Borrower or any of its Subsidiaries or used or relied upon in the conduct of their business (including any such systems and other equipment supplied by others or with which the computer systems of Parent, the Borrower or any of its Subsidiaries interface), and the testing of all such systems and other equipment as so reprogrammed, will be completed in all material respects by October 1, 1999; PROVIDED, that, with respect to any such computer systems with which the computer systems of Parent, the Borrower or any of its Subsidiaries interface, the Borrower shall only be required to make prudent investigation of the year 2000 compliance of such systems inasmuch as such compliance affects the systems of Parent, Borrower or any of its Subsidiaries and shall be required to take reasonable steps to ensure that any failure to be in such compliance will not adversely affect in any material respect Parent, Borrower or any of its Subsidiaries. The costs to Parent, the Borrower and its Subsidiaries that have not been incurred as of the date hereof for such reprogramming and testing and for the other reasonably foreseeable consequences to them of any improper functioning of other computer systems and equipment containing embedded microchips due to the occurrence of the year 2000 could not reasonably be expected to result in a Default or Event of Default or to have a Material Adverse Effect. Except for any reprogramming referred to above, the computer systems of Parent, the Borrower and its Subsidiaries are and, with ordinary course upgrading and maintenance, will continue for the term of this Agreement to be, sufficient for the conduct of their business as currently conducted.

          4.24 INACTIVE SUBSIDIARIES. The aggregate amount of assets owned by Inactive Subsidiaries and the aggregate amount of annual revenues of Inactive Subsidiaries, in each case, is not in excess of $100,000.


                           SECTION 5.  CONDITIONS PRECEDENT

          5.1 CONDITIONS TO INITIAL EXTENSION OF CREDIT. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

          (a) CREDIT AGREEMENT; GUARANTEE AND COLLATERAL AGREEMENT; PLEDGE AGREEMENTS. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of Parent and the Borrower, (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of the Borrower and each Subsidiary Guarantor and (iii) each of the Pledge Agreements, duly executed and delivered by the parties thereto.

          (b) CONSUMMATION OF TRANSACTIONS, ETC. The following transactions shall have been consummated, in each case on terms and conditions reasonably satisfactory to the Lenders:

               (i) The corporate restructuring of Grupo Dina comprised of the transactions set forth on Schedule 5.1(b)(i) (the "RESTRUCTURING") shall have been consummated in accordance with applicable law and on terms and conditions consistent with the information previously provided to the Administrative Agent and the Lenders. The capitalization and structure of Grupo Dina and each Loan Party after the Restructuring shall be consistent with the information previously provided to the Administrative Agent and the Lenders.

              (ii)  Certain existing Indebtedness of Grupo Dina set forth on
          Schedule 5.1(b)(ii) shall have been repaid in full and retired, the Borrower's existing credit facility with The First National Bank of Chicago shall have been repaid in full and the commitments thereunder terminated, the Borrower's Senior Notes held by Prudential and certain other holders shall have been repaid in full and retired, and all the existing Indebtedness of Dina Autobuses, S.A. de C.V. shall have been repaid in full and the commitments thereunder terminated (collectively, the "REFINANCING"). Any indebtedness of Grupo Dina, Parent, the Borrower or any of their Subsidiaries to remain outstanding after the Closing Date shall be satisfactory to the Administrative Agent.

             (iii) Parent shall have received at least $175,000,000 from the proceeds of a capital contribution to Parent by MCII Holdings with the proceeds of the issuance by MCII Holdings to funds managed by the Sponsor and certain other investors satisfactory to the Administrative Agent of $125,000,000 of common equity and a $50,000,000 senior note (the "SENIOR NOTE") and all of such proceeds shall have been contributed by Parent to the common equity of the Borrower (the "PURCHASE").

              (iv) the Borrower shall have received at least $150,000,000 in gross cash proceeds from the issuance of the Senior Subordinated Notes.

          (c) PRO FORMA BALANCE SHEET; FINANCIAL STATEMENTS. The Lenders shall have received (i) the Pro Forma Balance Sheet, (ii) audited consolidated financial statements of the Borrower for the 1996, 1997 and 1998 fiscal years and (iii) unaudited interim consolidated financial statements of the Borrower for each quarterly period ended subsequent to the date of the latest applicable financial statements delivered pursuant to clause (ii) of this paragraph as to which such financial statements are available, and such financial statements shall not reflect any material adverse change in the consolidated financial condition of the Borrower or Grupo Dina, as reflected in the financial statements or projections contained in the Confidential Information Memorandum.

          (d) APPROVALS. All governmental and third party approvals (including landlords' and other consents) necessary in connection with the Restructuring, the Refinancing, except as set forth on Schedule 4.4, the Purchase, the continuing operations of Parent, the Borrower and its Subsidiaries and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Restructuring, the Refinancing, the Purchase or the financing contemplated hereby.

          (e) LIEN SEARCHES. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no Liens on any of the assets of the Borrower or its Subsidiaries except for Liens permitted by Section 7.3 and those Liens which will be released on the Closing Date.

          (f) CLOSING CERTIFICATE. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

          (g) LEGAL OPINIONS. The Administrative Agent shall have received the following executed legal opinions:

               (i) the legal opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit F-1;

              (ii) the legal opinion of Timothy Nalepka, general counsel of the Borrower and its Subsidiaries, substantially in the form of Exhibit F-2;

             (iii) to the extent consented to by the relevant counsel, each legal opinion, if any, delivered in connection with the Investment Agreement or in connection with the Restructuring, accompanied by a reliance letter in favor of the Lenders; and

              (iv) the legal opinion of such other special and local counsel as may be required by the Administrative Agent including, without limitation, in any jurisdiction where any Mortgaged Property is located.

     Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

          (h) PLEDGED STOCK; STOCK POWERS. The Administrative Agent shall have received the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement and, if relevant, the Pledge Agreements, together, if relevant, with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

          (i) FILINGS, REGISTRATIONS AND RECORDINGS. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

          (j) MORTGAGES, ETC. (i) The Administrative Agent shall have received a Mortgage with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto.

         (ii) If requested by the Administrative Agent, the Administrative Agent shall have received, and the title insurance company issuing the policy referred to in clause (iii) below (the "TITLE INSURANCE COMPANY") shall have received, maps or plats of an as-built survey of the sites of the Mortgaged Properties certified to the Administrative Agent and the Title Insurance Company in a manner satisfactory to them, dated a date satisfactory to the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor satisfactory to the Administrative Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (B) the lines of streets abutting the sites and width thereof; (C) all access and other easements appurtenant to the sites;
     (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (E) any encroachments on any adjoining property by the building structures and improvements on the sites; (F) if the site is described as being on a filed map, a legend relating the survey to said map; and (G) the flood zone designations, if any, in which the Mortgaged Properties are located.

         (iii) The Administrative Agent shall have received in respect of each Mortgaged Property a mortgagee's title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall
     (A) be in an amount satisfactory to the Administrative Agent; (B) be issued at ordinary rates; (C) insure that the Mortgage insured thereby creates a valid first Lien on such Mortgaged Property free and clear of all defects and encumbrances, except as disclosed therein; (D) name the Administrative Agent for the benefit of the Lenders as the insured thereunder; (E) be in the form of ALTA Loan Policy - 1970 (Amended 10/17/70 and 10/17/84) (or equivalent policies); (F) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request and (G) be issued by title companies satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent). The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

          (iv) If requested by the Administrative Agent, the Administrative Agent shall have received (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and
     (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

          (v) The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (iii) above and a copy of all other material documents affecting the Mortgaged Properties.

          (k) SOLVENCY CERTIFICATE. The Administrative Agent shall have received a solvency certificate from the chief accounting officer of the Borrower.

          (l) INSURANCE. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.2 of the Guarantee and Collateral Agreement.

          (m) CONSOLIDATED EBITDA. The Borrower shall have provided evidence, including supporting calculations, satisfactory to the Administrative Agent that Consolidated EBITDA of the Borrower for the latest twelve month period prior to the

     Closing Date for which financial information is available shall equal at least $105,000,000 (it being understood that the information provided in the Offering Memorandum for the Senior Subordinated Notes shall be sufficient to satisfy this requirement).

          (n) BUSINESS PLAN. The Lenders shall have received a satisfactory business plan for fiscal years 1999-2006 and a satisfactory written analysis of the business and prospects of the Borrower and its Subsidiaries for the period from the Closing Date through the final maturity of the Term Loans (it being understood that the information provided in the Confidential Information Memorandum shall be sufficient to satisfy this requirement).

          (o) PAYMENT OF FEES. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented, on or before the Closing Date.

          5.2 CONDITIONS TO EACH EXTENSION OF CREDIT. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

          (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date.

          (b) NO DEFAULT. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this
Section 5.2 have been satisfied.


                          SECTION 6.  AFFIRMATIVE COVENANTS

          Parent and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each of Parent and the Borrower shall and shall cause each of its Subsidiaries to:

          6.1 FINANCIAL STATEMENTS. Furnish to the Administrative Agent and each Lender:

          (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Arthur Andersen LLP or other independent certified public accountants of nationally recognized standing; and

          (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

          6.2 CERTIFICATES; OTHER INFORMATION. Furnish to the Administrative Agent and each Lender (or, in the case of clause (h), to the relevant Lender):

          (a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default under Section 7.1, except as specified in such certificate;

          (b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer's knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information necessary for determining compliance by Parent, the Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a listing of any county or state within the United States where any Loan Party keeps inventory or equipment and of any Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date);

          (c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income) (collectively, the "PROJECTIONS"), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions;

          (d) within 45 days after the end of each fiscal quarter of the Borrower, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

          (e) no later than 5 Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Senior Subordinated Note Indenture or the Investment Agreement;

          (f) within five days after the same are sent, copies of all financial statements and reports that Parent or the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that Parent or the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

          (g) promptly upon receipt thereof, copies of all management letters received by Parent, the Borrower or any of their Subsidiaries from its independent certified public accountants; and

          (h) promptly, such additional financial and other information with respect to Parent, Borrower and its Subsidiaries as any Lender may from time to time reasonably request.

          6.3 PAYMENT OF OBLIGATIONS. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Parent, the Borrower or its Subsidiaries, as the case may be, except to the extent that the failure to so pay, discharge or otherwise satisfy could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

          6.4 MAINTENANCE OF EXISTENCE; COMPLIANCE. (a)(i) Continue to engage in business of the same general type as now conducted by it, (ii) preserve, renew and keep in full force and effect its corporate existence and
(iii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (iii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

          6.5 MAINTENANCE OF PROPERTY; INSURANCE. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts with self-insurance and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

          6.6  INSPECTION OF PROPERTY; BOOKS AND RECORDS; DISCUSSIONS.  (a)
Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of Parent, the Borrower and its Subsidiaries with officers and employees of Parent, the Borrower and its Subsidiaries and with its independent certified public accountants; PROVIDED, that the Borrower shall be given reasonable opportunity to participate in such discussions.

          6.7 NOTICES. Promptly give notice to the Administrative Agent and each Lender of:

          (a)  the occurrence of any Default or Event of Default;

          (b) any (i) default or event of default under any Contractual Obligation of Parent, the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding that may exist at any time between Parent, the Borrower or any of its Subsidiaries and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

          (c) any litigation or proceeding affecting Parent, the Borrower or any of its Subsidiaries in which the amount involved is $5,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

          (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly
     Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

          (e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Parent, the Borrower or the relevant Subsidiary proposes to take with respect thereto.

          6.8 ENVIRONMENTAL LAWS. (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and use their best efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all material licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

          (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

          6.9 ADDITIONAL COLLATERAL, ETC. (a) With respect to any property acquired after the Closing Date by Parent, the Borrower or any of its Subsidiaries (other than (x) any property described in paragraph (b), (c) or (d) below, (y) any property subject to a Lien expressly permitted by Section 7.3(g) and (z) property acquired by any Excluded Foreign Subsidiary) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be reasonably required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

          (b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $1,000,000 acquired after the Closing Date by Parent, the Borrower or any of its Domestic Subsidiaries and with respect to either of the properties described in Section 7.2(h) upon the repayment of the Indebtedness owing with respect thereto as described in Section 7.2(h) (other than (y) any such real property subject to a Lien expressly permitted by Section 7.3(g) and (z) real property acquired by any Excluded Foreign Subsidiary), promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor's certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such mortgage or deed of trust, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

          (c) With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Closing Date by Parent (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), the Borrower or any of its Subsidiaries, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by Parent, the Borrower or any of its Subsidiaries, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of Parent, the Borrower or such Subsidiary, as the case may be, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and
(B) to take such actions reasonably necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

          (d) With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by Parent, the Borrower or any of its Subsidiaries, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or deliver a pledge agreement under the laws of the jurisdiction of organization of such Excluded Foreign Subsidiary as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Excluded Foreign Subsidiary that is owned by Parent, the Borrower or any of its Subsidiaries other than Excluded Foreign Subsidiaries (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Excluded Foreign Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, if any, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of Parent, the Borrower or such Subsidiary, as the case may be, and/or take such other action as may be reasonably necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the Administrative Agent's security interest therein, and (iii) if requested by the Administrative
Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

          6.10 PERMITTED ACQUISITIONS. With respect to any such Acquisition involving a Purchase Price greater than or equal to $10,000,000, deliver to the Administrative Agent, not less than 10 Business Days prior to the closing of any proposed Acquisition, each of the following, in form and substance satisfactory to the Administrative Agent: (i) a description of the property, assets and/or equity interest being purchased, in reasonable detail; (ii) a term sheet or other description setting forth the essential terms and the basic structure of the proposed Acquisition (including, Purchase Price and method and structure of payment; in this regard, if the Purchase Price includes a note or other right to payment the Borrower shall detail the economic terms thereof and state in writing the balance sheet amount that will be required to be recorded in connection with such consideration; if the proposed Acquisition is approved, the amount of such consideration for purposes of the restrictions set forth in
Section 7.8(f) shall be such balance sheet amount); (iii) a summary of the due diligence materials reviewed by the Borrower in connection with such proposed Acquisition and the results of such due diligence investigation; (iv) projected statements of income for the entity that is being acquired (or the assets, if an asset Acquisition) for at least a two-year period following such Acquisition (including a summary of assumptions or pro forma adjustments for such projections); (v) historical financial statements for the entity that is being acquired (or the assets, if an asset Acquisition) (including balance sheets and statements of income, retained earnings and cash flows for at least a two-year period prior to such Acquisition); and (vi) confirmation, supported by detailed calculations, that the Borrower and its Subsidiaries would have been in compliance with all the covenants in Section 7.1 for the fiscal quarter ending immediately prior to the consummation of such Permitted Acquisition, with such compliance determined on a pro forma basis as if such Permitted Acquisition had been consummated on the first day of the applicable financial covenant testing period ending on the last day of such fiscal quarter.

                            SECTION 7.  NEGATIVE COVENANTS

          Parent and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each of Parent and the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

          7.1  FINANCIAL CONDITION COVENANTS.

          (a) CONSOLIDATED TOTAL LEVERAGE RATIO. Permit the Consolidated Total Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower (or, if less, the number of full fiscal quarters subsequent to the Closing Date) ending during any period set forth below to exceed the ratio set forth below opposite such period:

                                               CONSOLIDATED TOTAL
              PERIOD                             LEVERAGE RATIO
              ------                           ------------------

                                                                            59


September 30, 1999 through December 31, 2000      5.25 to 1.0
March 31, 2001 through September 30, 2001         5.00 to 1.0
December 31, 2001 through September 30, 2002      4.75 to 1.0
December 31, 2002 through September 30, 2003      4.50 to 1.0
December 31, 2003 through June 30, 2004           4.25 to 1.0
September 30, 2004 and thereafter                 4.00 to 1.0


; PROVIDED, that for the purposes of determining the ratio described above, for the fiscal quarters of the Borrower ending prior to the Closing Date Consolidated EBITDA shall be as set forth on Schedule 1.1C.

          (b) CONSOLIDATED SENIOR LEVERAGE RATIO. Permit the Consolidated Senior Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower (or, if less, the number of full fiscal quarters subsequent to the Closing Date) ending during any period set forth below to exceed the ratio set forth below opposite such period:

                                              CONSOLIDATED SENIOR
              PERIOD                             LEVERAGE RATIO
              ------                          -------------------

September 30, 1999 through December 31, 2000      3.50 to 1.0
March 31, 2001 through September 30, 2002         3.25 to 1.0
December 31, 2002 through September 30, 2003      3.00 to 1.0
December 31, 2003 through September 30, 2004      2.75 to 1.0
December 31, 2004 and thereafter                  2.50 to 1.0


; PROVIDED, that for the purposes of determining the ratio described above, for the fiscal quarters of the Borrower ending prior to the Closing Date Consolidated EBITDA shall be as set forth on Schedule 1.1C.

          (c) CONSOLIDATED INTEREST COVERAGE RATIO. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower (or, if less, the number of full fiscal quarters subsequent to the Closing Date) ending during any period set forth below to be less than the ratio set forth below opposite such period:

                                              CONSOLIDATED INTEREST
              PERIOD                             COVERAGE RATIO
              ------                          -------------------

September 30, 1999 through September 30, 2000     2.00 to 1.0
December 31, 2000 through September 30, 2001      2.15 to 1.0
December 31, 2001 through September 30, 2002      2.25 to 1.0
December 31, 2002 through September 30, 2003      2.35 to 1.0
December 31, 2003 and thereafter                  2.50 to 1.0


; PROVIDED, that for the purposes of determining the ratio described above, for the fiscal quarters of the Borrower ending prior to the Closing Date Consolidated EBITDA and Consolidated Interest Expense shall be as set forth on
Schedule 1.1C.

          (d) CONSOLIDATED FIXED CHARGE COVERAGE RATIO. Permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower (or, if less, the number of full fiscal quarters subsequent to the Closing Date) ending during any period set forth below to be less than the ratio set forth below opposite such period:

                                               CONSOLIDATED FIXED
              PERIOD                         CHARGE COVERAGE RATIO
              ------                         ---------------------

September 30, 1999 through December 31, 2000      1.10 to 1.0
March 31, 2001 through September 30, 2002         1.15 to 1.0
December 31, 2002 through June 30, 2003           1.30 to 1.0
September 30, 2003 and thereafter                 1.50 to 1.0


; PROVIDED, that for the purposes of determining the ratio described above, for the fiscal quarters of the Borrower ending prior to the Closing Date Consolidated EBITDA, Consolidated Fixed Charges and Capital Expenditures shall be as set forth on Schedule 1.1C.

          7.2 INDEBTEDNESS. Create, incur, assume or suffer to exist (in each case, to "INCUR") any Indebtedness, except:

          (a)  Indebtedness of any Loan Party pursuant to any Loan Document;

          (b) Indebtedness of the Borrower to any Subsidiary and of any Wholly Owned Subsidiary to the Borrower or any other Subsidiary; PROVIDED, that on the date of Incurrence thereof the aggregate amount of Indebtedness of any Wholly Owned Subsidiary which is not a Wholly Owned Subsidiary Guarantor to the Borrower or any other Subsidiary (any such Indebtedness, "EXCEPTED INDEBTEDNESS"), when combined (but without duplication) with the aggregate then outstanding amount of Excepted Guarantee Obligations and the aggregate then outstanding amount of Excepted Investments, shall not exceed 15% of consolidated total assets of the Borrower (as determined in accordance with GAAP) as shown on the most recent financial statements delivered pursuant to Section 6.1; PROVIDED, FURTHER that no such Indebtedness may be Incurred by any Inactive Subsidiary;

          (c) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding;

          (d)  Indebtedness outstanding on the date hereof and listed on
     Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity or increasing the principal amount thereof, including accrued and unpaid interest thereon and customary fees, expenses and costs incurred in connection with such refinancing indebtedness);

          (e) Guarantee Obligations Incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of any Wholly Owned Subsidiary; PROVIDED, that on the date of Incurrence thereof the aggregate amount of any such Guarantee Obligations Incurred by the Borrower or a Wholly Owned Subsidiary Guarantor in respect of the obligations of any Wholly Owned Subsidiary which is not a Wholly Owned Subsidiary Guarantor (any such Guarantees, "EXCEPTED GUARANTEE OBLIGATIONS"), when combined (but without duplication) with the aggregate then outstanding amount of Excepted Indebtedness and the aggregate then outstanding amount of Excepted Investments, shall not exceed 15% of consolidated total assets of the Borrower (as determined in accordance with GAAP) as shown on the most recent financial statements delivered pursuant to Section 6.1;

          (f) (i) Indebtedness of the Borrower in respect of the Senior Subordinated Notes and (ii) Guarantee Obligations of any Subsidiary Guarantor in respect of such Indebtedness, PROVIDED that such Guarantee Obligations are subordinated to the same extent as the obligations of the Borrower in respect of the Senior Subordinated Notes;

          (g) Indebtedness of the Borrower to any of its Subsidiaries incurred in connection with the purchase of accounts receivable and related assets by the Borrower from any such Subsidiary which assets are subsequently conveyed by the Borrower to a Securitization Entity in a Qualified Securitization Transaction and which Indebtedness is pledged to the Administrative Agent for the benefit of the Lenders to secure the Obligations;

          (h) Indebtedness in an aggregate principal amount not exceeding $12,000,000 Incurred to construct facilities in Louisville, Kentucky and Indebtedness in an aggregate principal amount not exceeding $6,000,000 Incurred to construct facilities in Orlando, Florida; and

          (i) additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) at any one time outstanding not to exceed the sum of (i) $10,000,000 and (ii) the then unused Permitted Expenditure Amount.

          7.3 LIENS. Create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, except for:

          (a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, PROVIDED that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

          (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

          (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

          (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

          (f) Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), PROVIDED that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

          (g) Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 7.2(c) to finance the acquisition of fixed or capital assets, PROVIDED that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

          (h)  Liens created pursuant to the Security Documents;

          (i) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

          (j) interests in accounts receivable and related assets conveyed by the Borrower or any of its Subsidiaries in connection with any Qualified Securitization Transaction; and

          (k) Liens securing the Indebtedness described in Section 7.2(h) only on the facilities described therein.

          7.4 FUNDAMENTAL CHANGES. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except:

          (a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (PROVIDED that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor (PROVIDED that the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation);

          (b) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Wholly Owned Subsidiary Guarantor;

          (c)  any Disposition expressly permitted pursuant to Section 7.5; and

          (d) in consummating any Permitted Acquisition, any Person may be merged or consolidated with or into the Borrower (PROVIDED that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor (PROVIDED that either the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation or such Person shall be the continuing or surviving corporation and contemporaneously therewith such Person shall comply with the requirements set forth in Section 6.9(c)).

          7.5 DISPOSITION OF PROPERTY. Dispose of any of its property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person, except:

          (a) the Disposition of obsolete or worn out property or assets no longer useful in the ordinary course of business;

          (b)  the sale of inventory in the ordinary course of business;

          (c)  Dispositions permitted by Section 7.4(b);

          (d) the sale or issuance of any Subsidiary's Capital Stock to the Borrower or any Wholly Owned Subsidiary Guarantor;

          (e)  sales of Cash Equivalents;

          (f) sales of accounts receivable and related assets (including contract rights) of the type specified in the definition of "Qualified Securitization Transaction" to a Securitization Entity for the fair market value thereof in connection with a Qualified Securitization Transaction;

          (g) the licensing of intellectual property in the ordinary course of business;

          (h) leases or subleases of buses to third persons in the ordinary course of business and consistent with past practice that do not interfere in any material respect with the business of the Borrower or any of its Subsidiaries;

          (i) sales of Paper in the ordinary course of business and consistent (including with respect to amount) with past practice; and

          (j) the Disposition of other property having a fair market value not to exceed $5,000,000 in the aggregate for any fiscal year of the Borrower.

          7.6 RESTRICTED PAYMENTS. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of Parent, the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Parent, the Borrower or any Subsidiary (collectively, "Restricted Payments"), except that:

          (a) any Subsidiary may make Restricted Payments to the Borrower or any Wholly Owned Subsidiary Guarantor;

          (b) so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may pay dividends to Parent to permit Parent to
     (i) purchase Parent's common stock or common stock options from present or former officers or employees of Parent, the Borrower or any Subsidiary upon the death, disability or termination of employment of such officer or employee, PROVIDED, that the aggregate amount of payments under this clause
     (i) (net of any proceeds received by Parent and contributed to the Borrower after the Closing Date in connection with resales of any common stock or common stock options so purchased) shall not exceed $1,000,000 in any fiscal year of the Borrower and (ii) pay management fees expressly permitted by Section 7.10;

          (c) the Borrower may pay dividends to Parent to permit Parent to (i) pay corporate overhead expenses incurred in the ordinary course of business and (ii) pay any taxes that are due and payable by Parent and the Borrower as part of a consolidated group and make payments under the Tax Sharing Agreement; and

          (d) so long as no Default or Event of Default shall have occurred and is continuing, in addition to the foregoing Restricted Payments, the Borrower may pay dividends to Parent in an aggregate amount during the term of this Agreement not to exceed the sum of (i) $3,500,000, (ii) any portion of the Excess Cash Flow of the Borrower for fiscal years completed since the Closing Date (including the 1999 fiscal year) which was not required to be applied to the prepayment of the Term Loans and the reduction of the Revolving Commitments pursuant to the provisions of Section 2.11(b) and
     (iii) the then unused Permitted Expenditure Amount.

          7.7 CAPITAL EXPENDITURES. Make or commit to make any Capital Expenditure, except Capital Expenditures of the Borrower and its Subsidiaries in the ordinary course of business not exceeding for any fiscal year of the Borrower the amount set forth opposite such fiscal year below (the "BASE CAPEX AMOUNT") PLUS the then unused Permitted Expenditure Amount:

            FISCAL YEAR                   AMOUNT
            -----------                   ------

                                                                              65


               1999                     $40,200,000
               2000                     $20,700,000
               2001                     $16,600,000
               2002                     $16,500,000
               2003                     $16,500,000
               2004                     $16,500,000
               2005                     $16,500,000
               2006                     $16,500,000

; PROVIDED, that (i) any such amount of the Base CapEx Amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (ii) Capital Expenditures made during any fiscal year shall be deemed made, FIRST, in respect of the Base CapEx Amount permitted for such fiscal year as provided above and, SECOND, in respect of any portion of the Base CapEx Amount carried over from the prior fiscal year pursuant to subclause (i) above.

          7.8 INVESTMENTS. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other securities of, or any assets constituting all or a material part of a business unit of, or make any other investment in, any Person (all of the foregoing, "INVESTMENTS"), except:

          (a)  extensions of trade credit in the ordinary course of business;

          (b)  investments in Cash Equivalents;

          (c)  Guarantee Obligations permitted by Section 7.2;

          (d) loans and advances to employees of Parent, the Borrower or any of its Subsidiaries in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount for Parent, the Borrower and its Subsidiaries not to exceed $5,000,000 at any one time outstanding;

          (e) Investments by Parent, the Borrower or any of its Subsidiaries in the Borrower or any Person that, prior to such investment, is a Wholly Owned Subsidiary; PROVIDED, that on the date of making such Investment the aggregate amount of such Investments which may be made in any Wholly Owned Subsidiary which is not a Wholly Owned Subsidiary Guarantor (any such Investments, "EXCEPTED INVESTMENTS"), when combined (but without duplication) with the aggregate then outstanding amount of Excepted Indebtedness and the aggregate then outstanding amount of Excepted Guarantee Obligations, shall not exceed 15% of consolidated total assets of the Borrower (as determined in accordance with GAAP) as shown on the most recent financial statements delivered pursuant to Section 6.1; PROVIDED, FURTHER that no such Investments may be made in any Inactive Subsidiary;

          (f) any Acquisition of any Person or business, either through the purchase of the assets (including the goodwill) of such Person or business or the purchase of 51% of the

     Capital Stock of such Person, if each of the following conditions is satisfied: (i) the requirements of Section 6.10 have been satisfied with respect to such Acquisition and the Borrower shall be in pro forma compliance with Section 7.1 both before and after giving effect to such Acquisition; (ii) no Default or Event of Default has occurred and is continuing, or would occur after giving effect to such Acquisition;
     (iii) the aggregate Purchase Prices of all such Acquisitions shall not exceed $50,000,000; (iv) any such Acquisition shall have been approved by the Board of Directors or such comparable governing body of the Person or business being acquired and (v) if any such Acquisition is structured as a merger with the Borrower or any of its Subsidiaries, the Borrower or such Subsidiary shall be the continuing or surviving entity (all such Acquisitions, "PERMITTED ACQUISITIONS");

          (g) Investments in securities of trade debtors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade debtors or customers or in good faith settlement of delinquent obligations of such trade debtors or customers;

          (h) Investments in Paper received by the Borrower or any of its Subsidiaries as consideration in the ordinary course of business for the sale or lease of buses permitted pursuant to this Agreement;

          (i) Investments made by the Borrower or any of its Subsidiaries in the form of any Capital Stock, bonds, notes, debentures, partnership or joint venture interests or other securities that are issued by a third party to the Borrower or any Subsidiary solely as partial consideration for the consummation of a Disposition that is permitted pursuant to Section 7.5;

          (j) any Indebtedness of the Borrower to any of its Subsidiaries incurred in connection with the purchase of accounts receivable and related assets by the Borrower from any such Subsidiary which assets are subsequently conveyed by the Borrower to a Securitization Entity in a Qualified Securitization Transaction so long as the Borrower complies with the requirements of Section 7.2(g); and

          (k) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed during the term of this Agreement the sum of $15,000,000 and the then unused Permitted Expenditure Amount on the date upon which such Investment is made.

          7.9  OPTIONAL PAYMENTS AND MODIFICATIONS OF DEBT INSTRUMENTS, ETC.
(a) Make or offer to make any payment, prepayment, repurchase or redemption of or otherwise defease or segregate funds with respect to the Senior Subordinated Notes (other than scheduled interest payments required to be made in cash), (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Subordinated Notes in a manner that would in the reasonable judgment of the Administrative Agent be adverse to the interests of the Lenders, (c) designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents) as "Designated

Senior Indebtedness" for the purposes of the Senior Subordinated Note Indenture or (d) enter into any derivative transaction or similar transaction obligating Parent, the Borrower or any of its Subsidiaries to make payments to any other Person as a result of a change in market value of the Senior Subordinated Notes.

          7.10 TRANSACTIONS WITH AFFILIATES. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Parent, the Borrower or any Wholly Owned Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement and (b) upon fair and reasonable terms no less favorable to Parent, the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, (a) transactions between or among any of the Borrower, any of its Subsidiaries and any Securitization Entity in connection with a Qualified Securitization Transaction shall be permitted, provided that such transactions are not otherwise prohibited hereby, (b) so long as no Default or Event of Default shall have occurred and is then continuing, the Borrower and its Subsidiaries may pay to the Sponsor and its Control Investment Affiliates or other Persons involved in the management of the Borrower on the Closing Date fees and expenses pursuant to a management agreement approved by the board of directors of the Borrower in an aggregate amount not to exceed $2,000,000 in any fiscal year of the Borrower, (c) transfers of component parts by the Borrower or any of its Domestic Subsidiaries at such transferor's cost to Foreign Subsidiaries in the ordinary course of business and consistent with past practice shall be permitted so long as such transfers do not interfere in any material respect with the business of the Borrower or any of such Domestic Subsidiaries, (d) the Borrower or any of its Domestic Subsidiaries shall be permitted to perform certain services for or on behalf of Foreign Subsidiaries in the ordinary course of business and consistent with past practice, (e) transactions which do not satisfy the requirements of the first sentence of this Section 7.10 and which result in de minimis losses to the Borrower or the relevant Subsidiary shall be permitted and (f) the transactions described on Schedule 7.10 shall be permitted.

          7.11 SALES AND LEASEBACKS. Enter into any arrangement with any Person providing for the leasing by Parent, the Borrower or any Subsidiary of real or personal property that has been or is to be sold or transferred by Parent, the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of Parent, the Borrower or such Subsidiary, except to the extent such sale or transfer is permitted by Section 7.5.

          7.12 CHANGES IN FISCAL PERIODS. Permit the fiscal year of Parent or the Borrower to end on a day other than December 31 or change Parent's or the Borrower's method of determining fiscal quarters.

          7.13 NEGATIVE PLEDGE CLAUSES. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of Parent, the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, which constitutes collateral securing its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan

Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby),
(c) contracts to which any Person which is acquired pursuant to a Permitted Acquisition is a party, including any instrument governing Indebtedness acquired by the Borrower and its Subsidiaries in connection with such Permitted Acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person (including any Subsidiary of the Person), so acquired and (d) customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of any Capital Stock or assets of such Subsidiary, but only to the extent such encumbrance or restriction applies only to the Capital Stock or assets being sold or otherwise disposed of.

          7.14 CLAUSES RESTRICTING SUBSIDIARY DISTRIBUTIONS. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) pay dividends or make any other distributions in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary,
(iii) customary non-assignment provisions in leases or other agreements entered into in the ordinary course of business and consistent with past practices, (iv) customary restrictions in Capital Lease Obligations, security agreements or mortgages securing Indebtedness of the Borrower or any of its Subsidiaries to the extent such restrictions restrict the transfer of the property subject to such Capital Lease Obligations, security agreements and mortgages, (v) customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of any Capital Stock or assets of such Subsidiary, but only to the extent such encumbrance or restriction applies only to the Capital Stock or assets being sold or otherwise disposed of and (vi) contracts to which any Person which is acquired pursuant to a Permitted Acquisition is a party, including any instrument governing Indebtedness acquired by the Borrower and its Subsidiaries in connection with such Permitted Acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person (including any Subsidiary of the Person), so acquired.

          7.15 LINES OF BUSINESS. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related, reasonably similar or ancillary thereto.

          7.16 AMENDMENTS TO INVESTMENT AGREEMENT. (a) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the indemnities and licenses furnished to the Borrower or any of its Subsidiaries pursuant to the Investment Agreement or any other document delivered by the Sponsor or any of its affiliates in connection therewith such that after giving effect thereto such indemnities or licenses shall be materially less

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                                                                              69


favorable to the interests of the Loan Parties or the Lenders with respect thereto or (b) otherwise amend, supplement or otherwise modify the terms and conditions of the Investment Agreement or any such other documents except to the extent that any such amendment, supplement or modification could not reasonably be expected to have a Material Adverse Effect.

                            SECTION 8.  EVENTS OF DEFAULT

          If any of the following events shall occur and be continuing:

          (a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

          (b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

          (c) (i) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to Parent and the Borrower only), Section 6.7(a) or
     Section 7 of this Agreement or (ii) an "Event of Default" under and as defined in any Mortgage shall have occurred and be continuing; or

          (d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days; or

          (e) Parent, the Borrower or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date beyond the period of grace with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; PROVIDED, that a default, event or condition described in clause (i), (ii) or

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                                                                              70


     (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph
     (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $5,000,000; or

          (f) (i) Parent, the Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Parent, the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Parent, the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or
     (iii) there shall be commenced against Parent, the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Parent, the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Parent, the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

          (g) (i) any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or


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                                                                             71

          (h) one or more judgments or decrees shall be entered against Parent, the Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or covered by insurance or indemnities as to which the relevant insurance company or indemnitor has acknowledged coverage) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

          (i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

          (j) the guarantee contained in Section 10 hereof or in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

          (k) (i) prior to an IPO, either (x) the Permitted Investors shall cease to have the power to vote or direct the voting of securities having at least 30% of the ordinary voting power for the election of directors of MCII Holdings (determined on a fully diluted basis), (y) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of a greater percentage of the outstanding common stock of MCII Holdings than the Permitted Investors or (z) the Permitted Investors shall, directly or indirectly, Dispose of more than 25% of the aggregate amount of the Capital Stock of MCII Holdings owned by the Permitted Investors on the Closing Date; (ii) after consummation of an IPO, either (x) any "person" or "group" shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the "beneficial owner", directly or indirectly, of a greater percentage of the outstanding common stock of MCII Holdings than the Permitted Investors or (y) the Permitted Investors shall cease to have the power to vote or direct the voting of securities having at least 20% of the ordinary voting power for the election of directors of MCII Holdings (determined on a fully diluted basis); (iii) the board of directors of MCII Holdings shall cease to consist of a majority of Continuing Directors; (iv) MCII Holdings shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of Parent free and clear of all Liens; (v) Parent shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of the Borrower free and clear of all Liens; or (vi) a Specified Change of Control shall occur; or

          (l) Parent shall (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Capital Stock of the Borrower and MCI Flexible, Inc. and the issuance of stock options to management and directors in the ordinary course of business,
     (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (w) nonconsensual obligations imposed by operation of law, (x) pursuant to the Loan Documents to which it is a party, (y) obligations with respect to its Capital Stock and (z) guarantees of the Borrower=s obligations on the Closing Date under transactions permitted under Section 7.5(i), or (iii) own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received in connection with dividends made by the Borrower in accordance with
     Section 7.6 pending application in the manner contemplated by said Section) and Cash Equivalents) other than the ownership of shares of Capital Stock of the Borrower and MCI Flexible, Inc.; or

          (m) the Senior Subordinated Notes or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiary Guarantors under the Guarantee and Collateral Agreement, as the case may be, as provided in the Senior Subordinated Note Indenture, or any Loan Party, any Affiliate of any Loan Party shall so assert;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Supermajority Revolving Facility Lenders, the Administrative Agent may, or upon the request of the Supermajority Revolving Facility Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cashcollateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).


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                                                                             73

Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

                             SECTION 9.  THE AGENTS

          9.1 APPOINTMENT. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

          9.2 DELEGATION OF DUTIES. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

          9.3 EXCULPATORY PROVISIONS. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

          9.4 RELIANCE BY ADMINISTRATIVE AGENT. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel


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                                                                             74

(including, without limitation, counsel to Parent or the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

          9.5 NOTICE OF DEFAULT. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender, Parent or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); PROVIDED that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

          9.6 NON-RELIANCE ON AGENTS AND OTHER LENDERS. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereinafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

          9.7 INDEMNIFICATION. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Parent or the Borrower and without limiting the obligation of Parent or the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; PROVIDED that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent's gross negligence or willful misconduct. The Administrative Agent shall have the right to deduct any amount owed to it by any Lender under this Section from any payment made by it to such Lender hereunder. The agreements in this Section 9.7 shall survive the payment of the Loans and all other amounts payable hereunder.

          9.8 AGENT IN ITS INDIVIDUAL CAPACITY. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent was not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include each Agent in its individual capacity.

          9.9 SUCCESSOR ADMINISTRATIVE AGENT. The Administrative Agent may resign as Administrative Agent upon 10 days' notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative

Agent by the date that is 10 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

          9.10 AUTHORIZATION TO RELEASE LIENS. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to release any Lien covering any property of the Borrower or any of its Subsidiaries that is the subject of a Disposition that is permitted by this Agreement or that has been consented to in accordance with Section 11.1.

          9.11 SYNDICATION AGENT AND DOCUMENTATION AGENT. Neither of the Syndication Agents nor the Documentation Agent shall have any duties or responsibilities hereunder in their capacities as such.


                             SECTION 10.  GUARANTEE

          10.1 GUARANTEE. In order to induce the Administrative Agent and the Lenders to execute and deliver this Agreement and to make or maintain the Loans hereunder, and in consideration thereof, Parent hereby unconditionally and irrevocably guarantees to the Administrative Agent, for the ratable benefit of the Lenders, the prompt and complete payment and performance by the Borrower when due (whether at stated maturity, by acceleration or otherwise) of the Obligations, and Parent further agrees to pay any and all expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel) that may be paid or incurred by the Administrative Agent or by the Lenders in enforcing, or obtaining advice of counsel in respect of, any of their rights under the guarantee contained in this Section 10. The guarantee contained in this Section 10, subject to Section 10.5, shall remain in full force and effect until the Obligations are paid in full, the Commitments are terminated and no Letters of Credit are outstanding, notwithstanding that from time to time prior thereto the Borrower may be free from any Obligations.

          Parent agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Lender on account of its liability under this Section 10, it will notify the Administrative Agent and such Lender in writing that such payment is made under the guarantee contained in this Section 10 for such purpose. No payment or payments made by the Borrower or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower or any other Person by virtue of any action or proceeding or any setoff or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Parent under this Section 10 which, notwithstanding any such payment or payments, shall remain liable for the Obligations until, subject to Section 10.5, the Obligations are paid in full, the Commitments are terminated and no Letters of Credit are outstanding.


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                                                                             77

          10.2 NO SUBROGATION, CONTRIBUTION, REIMBURSEMENT OR INDEMNITY. Notwithstanding anything to the contrary in this Section 10, Parent hereby irrevocably waives all rights that may have arisen in connection with the guarantee contained in this Section 10 to be subrogated to any of the rights (whether contractual, under the United States Bankruptcy Code (or similar action under any successor law or under any comparable law), including Section 509 thereof, under common law or otherwise) of the Administrative Agent or any Lender against the Borrower or against the Administrative Agent or any Lender for the payment of the Obligations, until the Obligations shall have been paid in full, no Letters of Credit shall be outstanding and the Commitments shall have been terminated. Parent hereby further irrevocably waives all contractual, common law, statutory and other rights of reimbursement, contribution, exoneration or indemnity (or any similar right) from or against the Borrower or any other Person that may have arisen in connection with the guarantee contained in this Section 10, until the Obligations shall have been paid in full, no Letters of Credit shall be outstanding and the Commitments shall have been terminated. So long as the Obligations remain outstanding, if any amount shall be paid by or on behalf of the Borrower to Parent on account of any of the rights waived in this Section 10.2, such amount shall be held by Parent in trust, segregated from other funds of Parent, and shall, forthwith upon receipt by Parent, be turned over to the Administrative Agent in the exact form received by Parent (duly indorsed by Parent to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine. The provisions of this Section 10.2 shall survive the term of the guarantee contained in this Section 10 and the payment in full of the Obligations and the termination of the Commitments.

          10.3 AMENDMENTS, ETC. WITH RESPECT TO THE OBLIGATIONS. Parent shall remain obligated under this Section 10 notwithstanding that, without any reservation of rights against Parent, and without notice to or further assent by Parent, any demand for payment of or reduction in the principal amount of any of the Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender, and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and this Agreement, any other Loan Document, and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Lenders (or the Required Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for the guarantee contained in this Section 10 or any property subject thereto.

          10.4 GUARANTEE ABSOLUTE AND UNCONDITIONAL. Parent waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 10 or acceptance of the guarantee contained in this Section 10; the Obligations, and any of them,


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                                                                             78

shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 10; and all dealings between the Borrower or Parent, on the one hand, and the Administrative Agent and the Lenders, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 10. Parent waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or Parent with respect to the Obligations. The guarantee contained in this Section 10 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement or any other Loan Document, any of the Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, setoff or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by the Borrower against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or Parent) that constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of Parent under the guarantee contained in this Section 10, in bankruptcy or in any other instance. When the Administrative Agent or any Lender is pursuing its rights and remedies under this Section 10 against Parent, the Administrative Agent or any Lendr may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrower or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to pursue such other rights or remedies or to collect any payments from the Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve Parent of any liability under this Section 10, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent and the Lenders against Parent.

          10.5 REINSTATEMENT. The guarantee contained in this Section 10 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

          10.6 PAYMENTS. Parent hereby agrees that any payments in respect of the Obligations pursuant to this Section 10 will be paid to the Administrative Agent without setoff or counterclaim in Dollars at the Funding Office.

                           SECTION 11.  MISCELLANEOUS


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                                                                             79

          11.1 AMENDMENTS AND WAIVERS. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time,
(a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; PROVIDED, HOWEVER, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender's Revolving Commitment, in each case without the consent of each Lender directly affected thereby; (ii) amend, modify or waive any provision of this Section 11.1 or reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iii) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility, or reduce the percentage specified in the definition of Supermajority Revolving Facility Lenders without the written consent of all Revolving Lenders;
(iv) amend, modify or waive any condition precedent to any extension of credit under the Revolving Facility set forth in Section 5.2 (including in connection with any waiver of an existing Default or Event of Default) without the consent of the Majority Facility Lenders in respect of the Revolving Facility; (v) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (vi) amend, modify or waive any provision of Section
2.6 or 2.7 without the written consent of the Swingline Lender; or (vii) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequen or other Default or Event of Default, or impair any right consequent thereon.

          11.2 NOTICES. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Parent, the Borrower and the


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                                                                             80

Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

     Parent:                  Motor Coach Industries International, Inc.,
                                   10 East Golf Road
                                   Des Plaines, Illinois  60016
                                   Attention:  Michael Graham
                                   Telecopy:  (847) 299-7843
                                   Telephone:  (847) 375-1227

     The Borrower:            Transportation Manufacturing Operations, Inc.
                                   10 East Golf Road
                                   Des Plaines, Illinois  60016
                                   Attention:  Michael Graham
                                   Telecopy:  (847) 299-7843
                                   Telephone:  (847) 375-1227

        with a copy to:       Joseph Littlejohn & Levy, Inc.
                                   450 Lexington Avenue, Suite 3350
                                   New York, New York  10017
                                   Attention:  Frank Rodriguez
                                   Telecopy:  (212) 286-8626
                                   Telephone:  (212) 286-8600

     The Administrative Agent:     Canadian Imperial Bank of Commerce
                                   425 Lexington Avenue
                                   7th Floor
                                   New York, New York  10017
                                   Attention:  Marybeth Ross
                                   Telecopy:  (212) 856-3763
                                   Telephone:  (212) 856-3691

        with a copy to:       Canadian Imperial Bank of Commerce
                                   425 Lexington Avenue
                                   7th Floor
                                   New York, New York  10017
                                   Attention:  John Burke
                                   Telecopy:  (212) 885-4911
                                   Telephone:  (212) 856-3919

PROVIDED that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

          11.3 NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or


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                                                                             81

privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          11.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

          11.5 PAYMENT OF EXPENSES AND TAXES. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, trustees, employees, affiliates, agents and controlling persons (each, an "INDEMNITEE") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of Parent, the Borrower any of its Subsidiaries or any of the Properties (all the foregoing in this clause (d), collectively, the "INDEMNIFIED LIABILITIES"), PROVIDED, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to so waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 11.5 shall be payable promptly after written demand therefor. The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

          11.6 SUCCESSORS AND ASSIGNS; PARTICIPATIONS AND ASSIGNMENTS. (a) This Agreement shall be binding upon and inure to the benefit of Parent, the Borrower, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

          (b) Any Lender may, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a "PARTICIPANT") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, or postpone the date of the final maturity of the Loans, in each case to the extent subject to such participation. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, PROVIDED that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 11.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; PROVIDED that, in the case of Section 2.19, such Participant shall have complied with the requirements of said Section and PROVIDED, FURTHER, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

          (c) Any Lender (an "ASSIGNOR") may, in accordance with applicable law, at any time and from time to time assign to any Lender, any affiliate thereof or any Related Fund thereof (any such party a "RELATED PARTY"), in each case, which purchases an aggregate amount of $10,000,000 or less or, with the consent of the Borrower and the Administrative Agent (which, in each case, shall not be unreasonably withheld or delayed), to a Related Party which purchases an aggregate amount in excess of $10,000,000 or to an additional bank, financial institution or other entity (an "ASSIGNEE") all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit E, executed by such Assignee, such Assignor and any other Person whose consent is required pursuant to this Section 11.6(c), and delivered to the Administrative Agent for its acceptance and recording in the Register; PROVIDED that no such assignment to an Assignee (other than any Lender, any affiliate thereof or any Related Fund thereof) shall be in an aggregate principal amount of less than $5,000,000 (other than in the case of an assignment of all of a Lender's interests under this Agreement), unless otherwise agreed by the Borrower and the Administrative Agent. Any such assignment need not be ratable as among the Facilities. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor's rights and obligations under this Agreement, such Assignor shall cease to be a party hereto). Notwithstanding any provision of this
Section 11.6, the consent of the Borrower shall not be required for any assignment that occurs when an Event of Default pursuant to Section 8(f) shall have occurred and be continuing with respect to the Borrower.

          (d) The Administrative Agent shall maintain at its address referred to in Section 11.2 a copy of each Assignment and Acceptance delivered to it and a register (the "REGISTER") for the recordation of the names and addresses of the Lenders and the Commitment of, and the principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each other Loan Party, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing the Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance, and thereupon one or more new Notes shall be issued to the designated Assignee.

          (e) Upon its receipt of an Assignment and Acceptance executed by an Assignor, an Assignee and any other Person whose consent is required by Section 11.6(c), together with payment to the Administrative Agent of a registration and processing fee of $4,000, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) record the information contained therein in the Register on the effective date determined pursuant thereto.

          (f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 11.6 concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

          (g) The Borrower agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (f) above.

          11.7 ADJUSTMENTS; SET-OFF. (a) Except to the extent that this Agreement provides for payments to be allocated to the Lenders under a particular Facility, if any Lender (a "BENEFITTED LENDER") shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; PROVIDED, HOWEVER, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

          (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to Parent or the Borrower, any such notice being expressly waived by Parent and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Parent or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Parent or the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, PROVIDED that the failure to give such notice shall not affect the validity of such setoff and application.

          11.8 COUNTERPARTS. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

          11.9 SEVERABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          11.10 INTEGRATION. This Agreement and the other Loan Documents represent the agreement of Parent, the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

          11.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

          11.12 SUBMISSION TO JURISDICTION; WAIVERS. Each of Parent and the Borrower hereby irrevocably and unconditionally:

          (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

          (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Parent or the Borrower, as the case may be at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

          (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 11.12 any special, exemplary, punitive or consequential damages.


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                                                                             86

          11.13 ACKNOWLEDGEMENTS. Each of Parent and the Borrower hereby acknowledges that:

          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

          (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to Parent or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Parent and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

          (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Parent, the Borrower and the Lenders.

          11.14 WAIVERS OF JURY TRIAL. PARENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

          11.15 CONFIDENTIALITY. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement; PROVIDED that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate of any Lender, (b) to any Transferee or prospective Transferee that agrees to comply with the provisions of this Section 11.15, (c) to its employees, directors, trustees, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) in response to any request, demand or order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (e) if requested or required to do so in connection with any litigation or similar proceeding, (f) that has been publicly disclosed, (g) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender, (h) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty's professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 11.15) or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                                        MOTOR COACH INDUSTRIES
                                        INTERNATIONAL, INC.


                                        By:
                                           -----------------------------------
                                           Name:
                                           Title:


                                        TRANSPORTATION MANUFACTURING
                                        OPERATIONS, INC.


                                        By:
                                           -----------------------------------
                                           Name:
                                           Title:


                                        CANADIAN IMPERIAL BANK OF
                                        COMMERCE, as Administrative Agent and as a Lender

                                        By:
                                           -----------------------------------
                                           Name:
                                           Title:

                                        THE BANK OF NOVA SCOTIA, as Syndication
                                        Agent and as a Lender

                                        By:
                                           -----------------------------------
                                           Name:
                                           Title:

                                        GENERAL ELECTRIC CAPITAL
                                        CORPORATION, as Documentation Agent and
                                        as a Lender

                                        By:
                                           -----------------------------------
                                           Name:
                                           Title:

                                        LASALLE BANK N.A.


                                        By:
                                           -----------------------------------
                                           Name:
                                           Title:

                                                                         ANNEX A

                       PRICING GRID FOR REVOLVING LOANS,
                SWINGLINE LOANS, TERM LOANS AND COMMITMENT FEES

----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------
                              Applicable    Applicable
                              Margin for      Margin                 Applicable
                               Revolving        for                    Margin
                              Loans which    Revolving   Applicable   for Term
      Consolidated              are ABR        Loans     Margin for     Loans
          Total                Loans and     which are   Term Loans   which are
        Leverage               Swingline    Eurodollar    which are  Eurodollar   Commitment
          Ratio                  Loans         Loans      ABR Loans     Loans      Fee Rate
----------------------------------------------------------------------------------------------
      > or equal to
      $4.00 to 1.0               1.75%         2.75%        2.25%       3.25%       0.50%
----------------------------------------------------------------------------------------------
        < 4.00 to                1.25%         2.25%        2.25%       3.25%       0.425%
   1.0 and > or equal to
       3.75 to 1.0
----------------------------------------------------------------------------------------------
        < 3.75 to                1.25%         2.25%        2.00%       3.00%       0.425%
   1.0 and > or equal to
       3.50 to 1.0
----------------------------------------------------------------------------------------------
        < 3.50 to                0.75%         1.75%        2.00%       3.00%       0.375%
   1.0 and > or equal to
       3.25 to 1.0
----------------------------------------------------------------------------------------------
      < 3.25 to 1.0              0.50%         1.50%        2.00%       3.00%       0.375%
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------

Changes in the Applicable Margin or in the Commitment Fee Rate resulting from changes in the Consolidated Total Leverage Ratio shall become effective on the date (the "ADJUSTMENT DATE") on which financial statements are delivered to the Lenders pursuant to Section 6.1 (but in any event not later than the 45th day after the end of each of the first three quarterly periods of each fiscal year or the 90th day after the end of each fiscal year, as the case may be) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the Consolidated Total Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than 4.00 to 1, respectively. In addition, at all times while an Event of Default shall have occurred and be continuing, the Consolidated Total Leverage Ratio shall for the purposes of this definition be deemed to be greater than 4.00 to 1, respectively. Each determination of the Consolidated Total Leverage Ratio pursuant to this definition shall be made with respect to the period of four consecutive fiscal quarters of the Borrower ending at the end of the period covered by the relevant financial statements.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 $445,000,000


                               CREDIT AGREEMENT


                                    among


                  MOTOR COACH INDUSTRIES INTERNATIONAL, INC.,


                 TRANSPORTATION MANUFACTURING OPERATIONS, INC.,
                                 as Borrower,


                              The Several Lenders
                       from Time to Time Parties Hereto,


                            THE BANK OF NOVA SCOTIA,
                             as Syndication Agent,


                     GENERAL ELECTRIC CAPITAL CORPORATION,
                             as Documentation Agent

                                      and

                      CANADIAN IMPERIAL BANK OF COMMERCE,
                            as Administrative Agent



                           Dated as of June 16, 1999


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                      PAGE
                                                                                      ----
SECTION 1.  DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
     1.1  DEFINED TERMS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
     1.2  OTHER DEFINITIONAL PROVISIONS. . . . . . . . . . . . . . . . . . . . . . .   24

SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS. . . . . . . . . . . . . . . . . . . .     24
     2.1  TERM COMMITMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
     2.2  PROCEDURE FOR TERM LOAN BORROWING. . . . . . . . . . . . . . . . . . . . .   25
     2.3  REPAYMENT OF TERM LOANS. . . . . . . . . . . . . . . . . . . . . . . . . .   25
     2.4  REVOLVING COMMITMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . .   25
     2.5  PROCEDURE FOR REVOLVING LOAN BORROWING . . . . . . . . . . . . . . . . . .   26
     2.6  SWINGLINE COMMITMENT . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
     2.7  PROCEDURE FOR SWINGLINE BORROWING; REFUNDING OF SWINGLINE LOANS. . . . . .   27
     2.8  COMMITMENT FEES, ETC.  . . . . . . . . . . . . . . . . . . . . . . . . . .   28
     2.9  TERMINATION OR REDUCTION OF REVOLVING COMMITMENTS. . . . . . . . . . . . .   28
     2.10  OPTIONAL PREPAYMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . .   29
     2.11  MANDATORY PREPAYMENTS AND COMMITMENT REDUCTIONS . . . . . . . . . . . . .   29
     2.12  CONVERSION AND CONTINUATION OPTIONS . . . . . . . . . . . . . . . . . . .   30
     2.13  LIMITATIONS ON EURODOLLAR TRANCHES. . . . . . . . . . . . . . . . . . . .   31
     2.14  INTEREST RATES AND PAYMENT DATES. . . . . . . . . . . . . . . . . . . . .   31
     2.15  COMPUTATION OF INTEREST AND FEES. . . . . . . . . . . . . . . . . . . . .   32
     2.16  INABILITY TO DETERMINE INTEREST RATE. . . . . . . . . . . . . . . . . . .   32
     2.17  PRO RATA TREATMENT AND PAYMENTS . . . . . . . . . . . . . . . . . . . . .   33
     2.18  REQUIREMENTS OF LAW . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
     2.19  TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
     2.20  INDEMNITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
     2.21  CHANGE OF LENDING OFFICE. . . . . . . . . . . . . . . . . . . . . . . . .   37
     2.22  REPLACEMENT OF LENDERS. . . . . . . . . . . . . . . . . . . . . . . . . .   37

SECTION 3.  LETTERS OF CREDIT. . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
     3.1  L/C COMMITMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
     3.2  PROCEDURE FOR ISSUANCE OF LETTER OF CREDIT . . . . . . . . . . . . . . . .   38
     3.3  FEES AND OTHER CHARGES . . . . . . . . . . . . . . . . . . . . . . . . . .   38
     3.4  L/C PARTICIPATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
     3.5  REIMBURSEMENT OBLIGATION OF THE BORROWER . . . . . . . . . . . . . . . . .   39
     3.6  OBLIGATIONS ABSOLUTE . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
     3.7  LETTER OF CREDIT PAYMENTS. . . . . . . . . . . . . . . . . . . . . . . . .   40
     3.8  APPLICATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40

SECTION 4.  REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . .   41

                                                                                      PAGE
                                                                                      ----
     4.1  FINANCIAL CONDITION. . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
     4.2  NO CHANGE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
     4.3  CORPORATE EXISTENCE; COMPLIANCE WITH LAW . . . . . . . . . . . . . . . . .   42
     4.4  CORPORATE POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. . . . . . . . . .   42
     4.5  NO LEGAL BAR . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
     4.6  LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
     4.7  NO DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
     4.8  OWNERSHIP OF PROPERTY; LIENS . . . . . . . . . . . . . . . . . . . . . . .   43
     4.9  INTELLECTUAL PROPERTY. . . . . . . . . . . . . . . . . . . . . . . . . . .   43
     4.10  TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
     4.11  FEDERAL REGULATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
     4.12  LABOR MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
     4.13  ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
     4.14  INVESTMENT COMPANY ACT; OTHER REGULATIONS . . . . . . . . . . . . . . . .   44
     4.15  SUBSIDIARIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
     4.16  USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
     4.17  ENVIRONMENTAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . .   44
     4.18  ACCURACY OF INFORMATION, ETC. . . . . . . . . . . . . . . . . . . . . . .   45
     4.19  SECURITY DOCUMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
     4.20  SOLVENCY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
     4.21  SENIOR INDEBTEDNESS . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
     4.22  REGULATION H. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
     4.23  YEAR 2000 MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
     4.24  INACTIVE SUBSIDIARIES . . . . . . . . . . . . . . . . . . . . . . . . . .   47

SECTION 5.  CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . . . .   48
     5.1  CONDITIONS TO INITIAL EXTENSION OF CREDIT. . . . . . . . . . . . . . . . .   48
     5.2  CONDITIONS TO EACH EXTENSION OF CREDIT . . . . . . . . . . . . . . . . . .   52

SECTION 6.  AFFIRMATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . .   52
     6.1  FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
     6.2  CERTIFICATES; OTHER INFORMATION. . . . . . . . . . . . . . . . . . . . . .   53
     6.3  PAYMENT OF OBLIGATIONS . . . . . . . . . . . . . . . . . . . . . . . . . .   54
     6.4  MAINTENANCE OF EXISTENCE; COMPLIANCE.  . . . . . . . . . . . . . . . . . .   54
     6.5  MAINTENANCE OF PROPERTY; INSURANCE . . . . . . . . . . . . . . . . . . . .   54
     6.6  INSPECTION OF PROPERTY; BOOKS AND RECORDS; DISCUSSIONS . . . . . . . . . .   55
     6.7  NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
     6.8  ENVIRONMENTAL LAWS . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
     6.9  ADDITIONAL COLLATERAL, ETC . . . . . . . . . . . . . . . . . . . . . . . .   56
     6.10  PERMITTED ACQUISITIONS. . . . . . . . . . . . . . . . . . . . . . . . . .   57

SECTION 7.  NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
     7.1  FINANCIAL CONDITION COVENANTS. . . . . . . . . . . . . . . . . . . . . . .   58
     7.2  INDEBTEDNESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
     7.3  LIENS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61

                                                                                      PAGE
                                                                                      ----
     7.4  FUNDAMENTAL CHANGES. . . . . . . . . . . . . . . . . . . . . . . . . . . .   62
     7.5  DISPOSITION OF PROPERTY. . . . . . . . . . . . . . . . . . . . . . . . . .   63
     7.6  RESTRICTED PAYMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
     7.7  CAPITAL EXPENDITURES . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
     7.8  INVESTMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
     7.9  OPTIONAL PAYMENTS AND MODIFICATIONS OF DEBT INSTRUMENTS, ETC.  . . . . . .   66
     7.10  TRANSACTIONS WITH AFFILIATES. . . . . . . . . . . . . . . . . . . . . . .   66
     7.11  SALES AND LEASEBACKS. . . . . . . . . . . . . . . . . . . . . . . . . . .   67
     7.12  CHANGES IN FISCAL PERIODS . . . . . . . . . . . . . . . . . . . . . . . .   67
     7.13  NEGATIVE PLEDGE CLAUSES . . . . . . . . . . . . . . . . . . . . . . . . .   67
     7.14  CLAUSES RESTRICTING SUBSIDIARY DISTRIBUTIONS. . . . . . . . . . . . . . .   67
     7.15  LINES OF BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68
     7.16  AMENDMENTS TO INVESTMENT AGREEMENT. . . . . . . . . . . . . . . . . . . .   68

SECTION 8.  EVENTS OF DEFAULT. . . . . . . . . . . . . . . . . . . . . . . . . . . .   68

SECTION 9.  THE AGENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   72
     9.1  APPOINTMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   72
     9.2  DELEGATION OF DUTIES . . . . . . . . . . . . . . . . . . . . . . . . . . .   73
     9.3  EXCULPATORY PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . .   73
     9.4  RELIANCE BY ADMINISTRATIVE AGENT . . . . . . . . . . . . . . . . . . . . .   73
     9.5  NOTICE OF DEFAULT. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   74
     9.6  NON-RELIANCE ON AGENTS AND OTHER LENDERS . . . . . . . . . . . . . . . . .   74
     9.7  INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   74
     9.8  AGENT IN ITS INDIVIDUAL CAPACITY . . . . . . . . . . . . . . . . . . . . .   75
     9.9  SUCCESSOR ADMINISTRATIVE AGENT . . . . . . . . . . . . . . . . . . . . . .   75
     9.10  AUTHORIZATION TO RELEASE LIENS. . . . . . . . . . . . . . . . . . . . . .   75
     9.11  SYNDICATION AGENT AND DOCUMENTATION AGENT . . . . . . . . . . . . . . . .   76

SECTION 10.  GUARANTEE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   76
     10.1  GUARANTEE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   76
     10.2  NO SUBROGATION, CONTRIBUTION, REIMBURSEMENT OR INDEMNITY. . . . . . . . .   76
     10.3  AMENDMENTS, ETC. WITH RESPECT TO THE OBLIGATIONS. . . . . . . . . . . . .   77
     10.4  GUARANTEE ABSOLUTE AND UNCONDITIONAL. . . . . . . . . . . . . . . . . . .   77
     10.5  REINSTATEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   78
     10.6  PAYMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   78

SECTION 11.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   78
     11.1  AMENDMENTS AND WAIVERS. . . . . . . . . . . . . . . . . . . . . . . . . .   78
     11.2  NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   79
     11.3  NO WAIVER; CUMULATIVE REMEDIES. . . . . . . . . . . . . . . . . . . . . .   80
     11.4  SURVIVAL OF REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . .   80
     11.5  PAYMENT OF EXPENSES AND TAXES . . . . . . . . . . . . . . . . . . . . . .   80
     11.6  SUCCESSORS AND ASSIGNS; PARTICIPATIONS AND ASSIGNMENTS. . . . . . . . . .   81
     11.7  ADJUSTMENTS; SET-OFF. . . . . . . . . . . . . . . . . . . . . . . . . . .   83

                                                                                      PAGE
                                                                                      ----
     11.8  COUNTERPARTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   84
     11.9  SEVERABILITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   84
     11.10  INTEGRATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   84
     11.11  GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   84
     11.12  SUBMISSION TO JURISDICTION; WAIVERS. . . . . . . . . . . . . . . . . . .   85
     11.13  ACKNOWLEDGEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . .   85
     11.14  WAIVERS OF JURY TRIAL. . . . . . . . . . . . . . . . . . . . . . . . . .   86
     11.15  CONFIDENTIALITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   86

ANNEX:
------
A              Pricing Grid

SCHEDULES:
----------
1.1A           Commitments
1.1B           Mortgaged Property
1.1C           Financial Covenant Components Prior to the Closing Date
4.1(b)         Undisclosed Liabilities and Dispositions
4.4            Consents, Authorizations, Filings and Notices
4.6            Litigation
4.9            Intellectual Property
4.15           Subsidiaries
4.19(a)        UCC Filing Jurisdictions
4.19(b)        Mortgage Filing Jurisdictions
5.1(b)(i)      Description of Restructuring
5.1(b)(ii)     Grupo Dina Indebtedness to be Repaid
7.2(d)         Existing Indebtedness
7.3(f)         Existing Liens
7.10           Intercompany Agreements and Arrangements

EXHIBITS:
---------
A              Form of Guarantee and Collateral Agreement
B              Form of Compliance Certificate
C              Form of Closing Certificate
D              Form of Mortgage
E              Form of Assignment and Acceptance
F-1            Form of Legal Opinion of Skadden, Arp, Slate, Meagher & Flom
F-2            Form of Legal Opinion of Timothy Nalepka
G              Form of Prepayment Option Notice
H              Form of Notes